Exhibit 10.1

EXECUTION VERSION

US$2,500,000,000

FACILITY AGREEMENT

dated 12 January 2017

for

FMC TECHNOLOGIES, INC.

and

TECHNIP EUROCASH SNC

(a subsidiary of TECHNIP S.A. as of the date hereof)

and, from and after the Initial Availability Date,

TECHNIPFMC PLC

with

JPMORGAN CHASE BANK, N.A.

acting as Agent

SG AMERICAS SECURITIES, LLC

acting as Syndication Agent

BANK OF AMERICA, N.A.

BNP PARIBAS

CRÉDIT AGRICOLE CIB

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

WELLS FARGO BANK INTERNATIONAL UC

acting as Co-Documentation Agents

and

JPMORGAN CHASE BANK, N.A.

SOCIÉTÉ GÉNÉRALE

BANK OF AMERICA, N.A.

BNP PARIBAS

CRÉDIT AGRICOLE CIB

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

WELLS FARGO BANK INTERNATIONAL UC

acting as Joint Bookrunners and Joint Lead Arrangers

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33.	SHARING AMONG THE FINANCE PARTIES	146

34.	PAYMENT MECHANICS	148

35.	SET-OFF	152

36.	NOTICES	153

37.	CALCULATIONS AND CERTIFICATES	155

38.	PARTIAL INVALIDITY	155

39.	REMEDIES AND WAIVERS	156

40.	AMENDMENTS AND WAIVERS	156

41.	CONFIDENTIAL INFORMATION	161

42.	CONFIDENTIALITY OF FUNDING RATES	165

43.	COUNTERPARTS	167

44.	ACKNOWLEDGEMENT	167

45.	ANTI-BOYCOTT REGULATIONS	167

46.	GOVERNING LAW	168

47.	ENFORCEMENT	168

SCHEDULE 1 THE ORIGINAL PARTIES		169

	Part I The Original Obligors	169
	Part IIA The Original Lenders	170
	Part IIB The Original Swingline Lenders	172
	Part III The Original Issuing Banks	173

SCHEDULE 2 CONDITIONS PRECEDENT		174

	Part I Conditions Precedent to Effective Date	174
	Part II Conditions Precedent to Initial Availability Date and first Utilisation	176
	Part III Conditions precedent required to be delivered by an Additional Borrower	180

SCHEDULE 3 UTILISATION REQUESTS		182

	Part IA Utilisation Request - Revolving Facility Loans	182
	Part IB Utilisation Request - Swingline Loans	184
	Part IC Utilisation Request - Letters of Credit	185

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		187

SCHEDULE 5 FORM OF ASSIGNMENT AGREEMENT		190

SCHEDULE 6 ACCESSION LETTERS		194

	Part I Form of Accession Letter	194
	Part II Company Accession Letter	196

SCHEDULE 7 FORM OF RESIGNATION LETTER		198

SCHEDULE 8 FORM OF COMPLIANCE CERTIFICATE		199

SCHEDULE 9 EXISTING LIENS		200

SCHEDULE 10 LMA FORM OF CONFIDENTIALITY UNDERTAKING		201

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THIS FACILITY AGREEMENT is dated 12 January 2017 and made between:

(1)	THE COMPANIES listed in Part I of Schedule 1 as original borrowers (together, the “Original Borrowers”);

(2)	THE COMPANIES listed in Part I of Schedule 1 as original guarantors (together, the “Original Guarantors”);

(3)	JPMORGAN CHASE BANK, N.A. and SG AMERICAS SECURITIES, LLC as mandated lead arrangers (each an “Arranger” and, together, the “Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part IIA of Schedule 1 as lenders (the “Original Lenders”);

(5)	JPMORGAN CHASE BANK, N.A. as agent of the Finance Parties (the “Agent”); and

(6)	THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 as issuing banks (each an “Issuing Bank” and, together, the “Issuing Banks”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“ABR Loans” means Revolving Facility Loans bearing interest based upon the Alternate Base Rate.

“Accession Letter” means a document substantially in the form set out in Part I of Schedule 6 (Accession Letters).

“acting in concert” has the meaning given to that term in Clause 12.3 (Change of Control).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 30 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 30 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) LIBOR for such Interest Period multiplied by (b) the then current Statutory Reserve Rate.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this Facility Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate on such day plus 0.5% and (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the purpose of this definition, the Adjusted LIBOR Rate for any day shall be based on the Screen Rate for LIBOR (or if such Screen Rate is not available for the relevant Interest Period, the Interpolated Screen Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Boycott Regulations” means the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz - AWG) and any other applicable anti-boycott or similar laws or regulations.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Obligors or any of their respective Subsidiaries at any time concerning or relating to bribery or corruption.

“Applicable Rate” means (a) with respect to ABR Loans and Swingline Loans denominated in dollars, the applicable rate specified in the Pricing Grid under the heading “Interest Margin for ABR Loans” and (b) with respect to LIBOR Loans, EURIBOR Loans, EONIA Loans and Swingline Loans denominated in euro, the applicable rate specified in the Pricing Grid under the heading “Interest Margin for LIBOR Loans, EURIBOR Loans and EONIA Loans”.

“Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning given to that term in the Recitals.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Availability Period” means the period from and including the Initial Availability Date to and including the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments.

“Available Revolving Facility” means, at any time, the aggregate of each Lender’s Available Revolving Facility Commitment at such time.

“Available Revolving Facility Commitment” means (but without limiting Clause 6.6 (Relationship with the Revolving Facility)) a Lender’s Revolving Facility Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Swingline Commitment” of a Swingline Lender means that Lender’s Swingline Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Swingline Loans; and

(b)	in relation to any proposed Utilisation under the Swingline Facility, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Swingline Facility” means, at any time, the aggregate of each Swingline Lender’s Available Swingline Commitment at such time.

“Base Currency” means USD.

“Base Currency Amount” means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request), and as adjusted under Clause 10.4 (Revaluation of Utilisations) and as adjusted to reflect any repayment or prepayment of a Utilisation.

“Basel II” has the meaning given to that term in Clause 19.3 (Exceptions).

“Basel III” means:

(a)	The Basel Committee on Banking Supervision’s proposals contained in “Basel III: A global regulatory framework for more resilient banks and banking systems” and “International framework for liquidity risk measurement, standards and monitoring” published by the Basel Committee on Banking Supervision on 16 December 2010;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011; and

(c)	any other related, as of the date of this Agreement, or finalised form of standards published by the Basel Committee on Banking Supervision which addresses such proposals (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of their respective Affiliates).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower” means (a) an Original Borrower, (b) upon delivery of the Company Accession Letter, the Company, or (c) an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 30 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period (without taking into account the Applicable Rate);

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period, provided that if the rate for the purposes of this paragraph would be negative it shall be deemed to be zero.

“Business Combination Agreement” means the Business Combination Agreement, dated as of 14 June 2016 by and among FMCTI, Technip and the Company (including all amendments, supplements and other modifications thereto effected on or prior to the Effective Date).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris and New York and (in relation to any date for payment or purchase of euro) any TARGET Day.

“Central Time” means US Central time (Daylight or Standard, as applicable).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Entity” means any CFC or any Subsidiary owned directly or indirectly by any CFC.

“CFO” means the chief financial officer of the relevant Obligor or, if no chief financial officer is appointed, such other person fulfilling the functions of chief financial officer of the relevant Obligor.

“Code” means the Internal Revenue Code of 1986 of the United States of America.

“Commitment” means a Revolving Facility Commitment and/or a Swingline Commitment.

“Common Stock” means all capital stock of an issuer, except capital stock as to which both the entitlement to dividends and the participation in assets upon liquidation are by the terms of such capital stock limited to a fixed or determinable amount.

“Company” means TechnipFMC Limited, a company incorporated under the laws of England and Wales with its registered office at One St. Paul’s Churchyard, London EC4M 8AP, United Kingdom and Company Number 9909709, to be re-registered as TechnipFMC plc prior to the Merger.

“Company Accession Letter” means a document substantially in the form set out in Part II of Schedule 6 (Accession Letters).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidential Information);

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers;

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(D)	relates to the Effective Date, the Initial Availability Date, size, type and purpose of, the parties to and the initial interest rates (including the initial Applicable Rate) in relation to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; and

(ii)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Consolidated Net Worth” means at any time the consolidated shareholders’ equity of the Company and its Consolidated Restricted Subsidiaries calculated on a consolidated basis at such time and determined in accordance with GAAP.

“Consolidated Restricted Subsidiary” means, at any date, any Restricted Subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements as of such date.

“CRD IV” means:

(a)    Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)    Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

For the purposes of this definition, the delegated act referenced under Article 460 of Regulation (EU) No 575/2013 shall be excluded.

“CTA” means the Corporation Tax Act 2009.

“Dangerous Substance” means any radioactive emissions, noise and any natural or artificial substance (in whatever form) the generation, transportation, storage,

treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganisation, fraudulent transfer or conveyance, or similar debtor relief laws of the United States of America, England and Wales, France or other applicable jurisdictions at any time in effect and affecting the rights of creditors generally.

“Default” means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Company (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 9.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover);

(b)	which has otherwise rescinded or repudiated a Finance Document;

(c)	which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Company (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 7.5 (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Company (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 9.2 (Claims under a Letter of Credit); or

(d)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) and (c) above:

(i)	its failure to pay, or to issue a Letter of Credit, is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Website” has the meaning given to that term in Clause 25.5 (Use of websites).

“Direction” has the meaning given to that term in Clause 18.2 (Tax gross-up).

“Discharged Rights and Obligations” has the meaning given to that term in Clause 29.5 (Procedure for transfer).

“Dispute” has the meaning given to that term in Clause 47.1 (Jurisdiction).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization.

“Effective Date” means the date upon which all conditions precedent set out in Part I of Schedule 2 are satisfied or waived.

“EGR Letter” has the meaning given to that term in Clause 13.5 (Effective Global Rate (Taux Effectif Global)).

“Eligible Subsidiary” means (a) each Wholly-Owned Subsidiary of the Company incorporated or organised under the laws of the United States, France or the United Kingdom, and (b) any other Wholly-Owned Subsidiary of the Company which is approved by the Lenders in accordance with Clause 30.2(c) (Additional Borrowers).

“Environmental Law” means, in relation to any Obligor, any law or published regulation concerning or relating to (i) pollution or protection of the environment, (ii) the carriage or storage of Dangerous Substances or (iii) actual or threatened releases of Dangerous Substances.

“Environmental Licence” means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

“EONIA” means, in relation to any day:

(a)	the applicable Screen Rate for that day; or

(b)	as otherwise determined pursuant to Clause 8.6 (Unavailability of Screen Rate – Swingline Facility),

and if, in either case, that rate is less than zero, EONIA shall be deemed to be zero.

“EONIA Loans” means Loans bearing interest based upon EONIA.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States of America.

“ERISA Group” means the Borrowers, any Restricted Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrowers or any Restricted Subsidiary, are treated as a single employer under Section 414 of the Code.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 15.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“EURIBOR Loans” means Loans bearing interest based upon EURIBOR.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Existing Credit Facilities” means:

(a)	the Credit Agreement, dated as of 24 September 2015 among FMCTI, Wells Fargo Bank, N.A., as administrative agent, and the lenders thereunder, among others;

(b)	the Facility Agreement dated 21 July 2011, as amended and restated by an amendment and restatement agreement dated 30 July 2014, among Technip and Technip Eurocash as borrowers, Société Générale as facility agent and the lenders thereunder, among others.

“Existing Lender” has the meaning given to that term in Clause 29 (Changes to the Lenders).

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Extension Date” has the meaning given to that term in Clause 40.9 (Extension Option).

“Facility” means the Revolving Facility or the Swingline Facility and “Facilities” means both of them.

“Facility Fee Rate” means, for any day, the per annum rate set forth in the Pricing Grid under the heading “Facility Fee Rate”, based upon the ratings by S&P and Moody’s, respectively, applicable on such day to the Index Debt.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fallback Interest Period” means one month.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FCPA” means the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means any letter or letters dated on or about 30 November 2016 between each Arranger and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 16 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, the EGR Letter, the Company Accession Letter, any Increase Confirmation and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, an Arranger, an Issuing Bank or a Lender.

“First Currency” has the meaning given to that term in Clause 20.1 (Currency indemnity).

“FMCTI” means FMC Technologies, Inc., a Delaware corporation.

“French Borrower” means any Borrower that is organized under the laws of the Republic of France.

“French Obligor” means any Obligor some or all of whose payments under the Finance Documents are from sources within France for French income tax purposes.

“FSHCO” means any US Entity (including a disregarded entity for US federal income tax purposes) that owns (directly or through its Subsidiaries) no material assets other than the equity interests or indebtedness of one or more Subsidiaries that are CFCs.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 15.3 (Cost of funds) or Clause 8.7 (Cost of funds – Swingline Facility).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality,

regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Company and its Restricted Subsidiaries.

“Guarantor” means (a) an Original Guarantor or (b) an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 30 (Changes to the Obligors).

“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 10 Business Days before the Quotation Day.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent or the Swingline Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent or the Swingline Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Increased Costs” has the meaning given to that term in Clause 19.1 (Increased costs).

“Indebtedness” of any person means, at any date, without duplication:

(a)	all obligations of such person for borrowed money;

(b)	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments (other than the non-negotiable notes of such person issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers’ compensation and auto liability insurance programme);

(c)	all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable, expense accruals and deferred employee compensation items arising in the ordinary course of business;

(d)	all non-contingent obligations of such person to reimburse any issuing bank or any other person in respect of amounts payable or paid under letters of credit or similar instruments that have been drawn or called upon;

(e)	all obligations of such person as lessee under capital leases;

(f)	all Indebtedness of others secured by any Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; and

(g)	all guarantees, indemnities or similar assurance against financial loss provided by such person in respect of the Indebtedness of any other person.

“Indemnitee” has the meaning given to that term in Clause 20.2 (Other indemnities).

“Index Debt” means the senior, unsecured, long-term Indebtedness of the Company that is not guaranteed by any other person or subject to any other credit enhancement.

“Information Memorandum” means the document in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to the transactions contemplated hereby and distributed by the Arrangers to selected financial institutions before the date of this Agreement.

“Initial Availability Date” means the date upon which all conditions precedent set out in Part II of Schedule 2 are satisfied or waived.

“Insolvency Event” in relation to a Finance Party or the Swingline Agent means that the Finance Party or the Swingline Agent:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means (a) in relation to a Revolving Facility Loan, each period determined in accordance with Clause 14 (Interest Periods – Revolving Facility Loans), (b) in relation to an Unpaid Sum, each period determined in accordance with Clause 13.3 (Default interest) and (c) in relation to a Swingline Loan, seven Business Days.

“Interpolated Historic Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than 10 Business Days before the Quotation Day.

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“Investment” means any investment by any person (the “Investor”) in any other person (the “Investee”), whether by means of share purchase, capital contribution, loan, time deposit, incurrence of guarantee obligation or otherwise, provided that neither (a) an item reflected in the financial statements of the Investor as an expense; nor (b) an adjustment to the carrying value of the Investee in the financial statements of the Investor (by reason of increased retained earnings of the Investee or otherwise) shall constitute the making or acquisition of an Investment for the purposes of this Agreement.

“IRS” means the Internal Revenue Service of the United States of America.

“Issuing Bank” means each Party identified above as an issuing bank and any Party which has become an Issuing Bank pursuant to Clause 7.8 (Appointment of additional Issuing Banks), other than any such Party that has ceased to be an Issuing Bank pursuant to Clause 2.2(b)(iii)(B) (and if there is more than one such Party, such Parties shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or has been requested to issue that Letter of Credit.

“ITA” means the Income Tax Act 2007.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law but if not having the force of law, with which participants in the relevant market are accustomed to comply.

“L/C Proportion” means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Revolving Facility Commitment to the Available Revolving Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“LC Commitment” means, for each Issuing Bank, the amount set forth in Part III of Schedule 1 opposite such Issuing Bank’s name, or in the case of any Lender that becomes an Issuing Bank after the Effective Date as contemplated by Clause 7.8 (Appointment of additional Issuing Banks), the amount set forth in the notice provided by such Lender to the Agent and the Company in accordance with Clause 7.8 (Appointment of additional Issuing Banks).

“LC Revaluation Date” means, in the case of a Letter of Credit denominated in an Optional Currency or Other Currency, each date that occurs at intervals of six months after that Letter of Credit is issued.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lender Notice Date” has the meaning given to that term in Clause 40.9 (Extension Option).

“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 12 (Form of Letter of Credit) or in any other form requested by a Borrower and agreed by the Agent and the applicable Issuing Bank; or

(b)	any guarantee, indemnity or other instrument in a form requested by a Borrower and agreed by the Agent and the applicable Issuing Bank.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 15.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“LIBOR Loans” means Loans bearing interest based upon the Adjusted LIBOR Rate.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, security interest or encumbrance of any kind in respect of such asset. For the purpose of this Agreement, a Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“LMA” means the Loan Market Association.

“Loan” means a Revolving Facility Loan (including without limitation, ABR Loans, EONIA Loans, LIBOR Loans and EURIBOR Loans) or a Swingline Loan.

“Loss Sharing Date” has the meaning given to that term in Clause 8.11 (Loss sharing).

“Majority Lenders” means Lenders holding more than 50% of the aggregate amount of the Revolving Facility Loans, participations in Letters of Credit, Swingline Loans and unused Commitments.

“Material Adverse Effect” means any material adverse effect on:

(i)	the consolidated financial condition of the Group (taken as a whole); or

(ii)	the ability of the Obligors (taken as whole) to perform their payment obligations under the Finance Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $250,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Material Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any time:

(a)	FMCTI;

(b)	Technip Eurocash; and

(c)	each other Restricted Subsidiary of the Company either (i) whose total assets exceed five per cent of the consolidated total assets of the Group or (ii) whose

EBITDA (on a consolidated basis if the Restricted Subsidiary itself has Subsidiaries) exceeds five per cent of the consolidated EBITDA of the Group.

For this purpose:

(i)	total assets, EBITDA, and consolidated EBITDA of any Restricted Subsidiary or the Group will be determined from the latest financial statements of the relevant entity for the twelve month period ending on 31 December, adjusted (where appropriate) to reflect the total assets, EBITDA or consolidated EBITDA of any company or business subsequently acquired or disposed of; provided that, until financial statements for the Group as of 31 December 2017 are available, total assets and consolidated EBITDA of the Group will be determined from the latest quarterly financial statements delivered under Clause 25.1(c) (Financial Statements);

(ii)	if a person becomes a member of the Group after the date on which the latest financial statements as of 31 December have been prepared, the total assets, EBITDA and consolidated EBITDA of that person will be determined from its latest financial statements as of the next 31 December;

(iii)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, the subsequent financial statements of the Group as of the next 31 December will be used to determine whether or not it remains a Material Subsidiary;

(iv)	any Subsidiary which the Company has demonstrated to the Agent is a special purpose vehicle which is incorporated solely for the purpose of entering into a single contract or series of contracts (a “Special Purpose Vehicle”) and which would, without the provisions of this sub-paragraph (iv), be a Material Subsidiary only as a result of that contract or series of contracts being entered into by it, shall not constitute a Material Subsidiary for the purposes of the Finance Documents; and

(v)	for the purpose of sub-paragraphs (i) to (iv) above, “financial statements” means, in respect of each twelve month period ending on 31 December, the financial statements for the preceding annual period;

provided that (i) if, in the aggregate, the total assets of all Restricted Subsidiaries that would not constitute Material Subsidiaries exceeds 20% of the consolidated total assets of the Group or (ii) if the consolidated EBITDA of all Restricted Subsidiaries that would not constitute Material Subsidiaries exceeds 20% of the consolidated EBITDA of the Group, then the Company shall designate sufficient Restricted Subsidiaries as “Material Subsidiaries” to eliminate such condition, such designation to occur not later than 30 days after the delivery pursuant to Clause 25.1 (Financial Statements) of financial statements of the Company for the period during which the condition requiring such designation first existed (and if the Company shall fail to designate such Restricted Subsidiaries by such time, one or more Restricted Subsidiaries shall for all purposes of this Agreement automatically be deemed to be

Material Subsidiaries in descending order based on the value of their total assets or EBITDA (on a consolidated basis if the Restricted Subsidiary itself has subsidiaries) until such excess has been eliminated).

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will, in the absence of manifest error, be conclusive.

“Maturity Date” means the fifth anniversary of the Initial Availability Date or such later date determined in accordance with Clause 40.9 (Extension Option).

“Merger” means, collectively, (i) the merger of Technip with the Company, with the Company continuing as the surviving company (the “Technip Merger”), (ii) immediately following the Technip Merger, the merger of FMCTI with a wholly-owned indirect subsidiary of the Company, with FMCTI continuing as the surviving company (the “FMCTI Merger”), and (iii) before the closing of the Technip Merger and the FMCTI Merger, the re-registration of the Company as TechnipFMC plc, a public limited company organised under the laws of England and Wales.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last month of any period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the ratings agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five years made contributions, including for these purposes any person which ceased to be a member of the ERISA Group during such five year period.

“New Lender” has the meaning given to that term in Clause 29.1 (Assignments and transfers by the Lenders).

“Non-Acceptable L/C Lender” means a Lender which:

(a)	is a Defaulting Lender; or

(b)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 9.3 (Indemnities) or Clause 31.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (d)(i) and (d)(ii) of the definition of “Defaulting Lender”.

“Non-Extending Lender” has the meaning given to that term in Clause 40.9 (Extension Option).

“Non-U.S. Lender” has the meaning given to that term in Clause 18.8 (FATCA Information).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Agent from a federal funds broker of recognised standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligor” means a Borrower or a Guarantor.

“Original Borrowers” has the meaning given to that term in the Recitals.

“Optional Currency” means euro or sterling.

“Original Guarantors” has the meaning given to that term in the Recitals.

“Original Lenders” has the meaning given to that term in the Recitals.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Original Swingline Lender” means an Original Lender listed in Part IIB of Schedule 1 (The Original Parties) as a swingline lender.

“Other Currency” means any currency other than USD, euro or sterling.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website at any time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight LIBOR” means, in relation to any day, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for sterling and an overnight period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) as of 11:00 a.m. London time on that day or if such rate is not available, the Interpolated Screen Rate at approximately 11:00 a.m. London time on such day; provided that if that rate is less than zero, Overnight LIBOR shall be deemed to be zero.

“Paper Form Lender” has the meaning given to that term in Clause 25.5 (Use of websites).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Paying Party” has the meaning given to that term in Clause 34.5 (Impaired Agent).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted JV” shall mean any Subsidiary which is a joint venture company (a) in which members of the Group own 50% or less of the issued share capital of that joint venture company or (b) that has been established for the purpose of acquiring a single asset or class of assets.

“Permitted JV Indebtedness” shall mean any Indebtedness owed by a Permitted JV and in respect of which no other member of the Group (other than another Permitted JV) has granted any guarantee or other financial assurance of any kind or is otherwise liable in any respect.

“Permitted Securitisation” means any transaction or series of transactions entered into by a member of the Group for the securitisation of receivables in the ordinary course of business provided that the provider(s) of any Indebtedness which is incurred in relation thereto shall have no recourse against any member of the Group or its assets (other than a special purpose Subsidiary with no assets other than the receivables and related security which are the basis for such Indebtedness), other than limited recourse customary for receivables securitisation transactions of the same kind.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any member of the ERISA Group is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid” means:

Category	Rating	Facility Fee Rate (per annum)	Interest Margin for LIBOR Loans, EURIBOR Loans and EONIA Loans (per annum)	Interest Margin for ABR Loans (per annum)
I	≥ A / A2	0.080%	0.820%	0.000%
II	A- / A3	0.100%	0.900%	0.000%
III	BBB+ / Baa1	0.125%	1.000%	0.000%
IV	BBB / Baa2	0.150%	1.125%	0.125%
V	≤ BBB- / Baa3	0.200%	1.300%	0.300%

Provided always that, for purposes of the foregoing:

(a)	if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in paragraph (e) below):

(i)	at any time during the period from and including the Initial Availability Date to but excluding the date that is 45 days thereafter, such rating agency shall be deemed to have established a rating in Category III; and

(ii)	at any time from and after the date that is 45 days after the Initial Availability Date, such rating agency shall be deemed to have established a rating in Category V;

(b)	if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories (as listed in the Pricing Grid above), the Applicable Rate shall be based on the better of the two ratings unless one of the two ratings is two or more Categories (as listed in the Pricing Grid above) lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the better of the two ratings; and

(c)	if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrowers to the Agent and the Lenders pursuant to the Finance Documents or otherwise;

(d)	each change in the Applicable Rate resulting from a publicly announced change in a rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the date of the next such public announcement thereof;

(e)	if the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. (for so long as it is the Agent) or any successor administrative agent appointed pursuant to Clause 31.12 (Resignation of the Agent) as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced by such Person as being effective.

“Proposed Additional Borrower” has the meaning given to that term in Clause 30.2 (Additional Borrowers).

“Qualification” means, with respect to any certificate covering financial statements, a qualification to such certificate (such as a “subject to” or “except for” statement therein):

(a)	resulting from a limitation on the scope of examination of such financial statements or the underlying data;

(b)	as to the capability of the person whose financial statements are certified to continue operations as a going concern; or

(c)	which could be eliminated by changes in financial statements or notes thereto covered by such certificate (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would occasion a Default, provided that neither of the following shall constitute a Qualification:

(i)	a consistency exception relating to a change in accounting principles with which the independent public accountants for the person whose financial statements are being certified have concurred; or

(ii)	a qualification relating to the outcome or disposition of threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims or contingencies cannot be determined with sufficient certainty to permit quantification in such financial statements.

“Qualifying Lender” has the meaning given to it in Clause 18.1 (Definitions).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	if the currency is sterling, the first day of that period;

(b)	if the currency is euro, two TARGET Days before the first day of that period; or

(c)	if the currency is dollars, two Business Days before the first day of that period,

unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Rating” means the rating of the Index Debt by S&P and Moody’s.

“Recipient” has the meaning given to that term in Clause 18.7 (VAT).

“Recipient Party” has the meaning given to that term in Clause 34.5 (Impaired Agent).

“Recovered Amount” has the meaning given to that term in Clause 33.1 (Payments to Finance Parties).

“Recovering Finance Party” has the meaning given to that term in Clause 33.1 (Payments to Finance Parties).

“Redistributed Amount” has the meaning given to that term in Clause 33.4 (Reversal of redistribution).

“Reference Banks” means the banks appointed from time to time by the Agent in consultation with the Company. For the avoidance of doubt, no bank may be appointed as a Reference Bank without its consent.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to LIBOR as either:

(i)	if:

(A)	the Reference Bank is a contributor to the applicable Screen Rate; and

(B)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(ii)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market; or

(b)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means, in relation to euro, the European interbank market and in relation to any other currency, the London interbank market.

“Relevant Obligations” has the meaning given to that term in Clause 29.6 (Procedure for Assignment).

“Relevant Party” has the meaning given to that term in Clause 18.7 (VAT).

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 7.6 (Renewal of a Letter of Credit).

“Repeating Representations” means:

(a)	until a Rating for the Index Debt is received, all the representations and warranties set out in Clause 24 (Representations); or

(b)	after a Rating for the Index Debt has been received, the representations and warranties set out in Clauses 24.1 (Status), 24.2 (Powers and authority), 24.3 (Legal validity), 24.4 (No conflict), 24.5 (Governmental Consents), 24.11 (Environmental matters), 24.12 (Accuracy of disclosure), 24.13 (Compliance with laws), 24.16 (Pension schemes), 24.17 (ERISA), 24.18 (Investment Company status), 24.19 (FCPA and sanctions), and 24.22 (Valid choice of law and jurisdiction).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Lender” means each Lender that has delivered a Restricted Lender Notice to the Agent.

“Restricted Lender Notice” means a written notice from any Lender to the Agent notifying the Agent that the application of any Sanctions Provisions for the benefit of such Lender would have the effect of violating any Anti-Boycott Regulations by such Lender. Any such notice must specifically identify the Anti-Boycott Regulations to which the notice relates.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest or other security of a Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or other security or of any option, warrant or other right to acquire any such equity interest or other security.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Responsible Officer” of any Obligor means any of the following officers of such Obligor: the chief executive officer, the president, the chief financial officer, the treasurer, or any executive vice president, senior vice president or general manager.

“Revaluation Date” means each of the following: (a) each LC Revaluation Date, (b) each Revolving Facility Loan Revaluation Date, (c) if an Event of Default has occurred and is continuing, each date that the Agent shall reasonably determine or the Majority Lenders shall reasonably require as a result of fluctuations in the relevant currency exchange rates and (d) if the Available Revolving Facility (calculated without giving effect to any outstanding Swingline Loans) is less than 20% of the Total Commitments, each date that the Agent shall reasonably determine or the Majority Lenders shall reasonably require (but in any event no more often than once per month) as a result of fluctuations in the relevant currency exchange rates.

“Revaluation Deficiency” has the meaning given to that term in Clause 12.8 (Prepayment as a result of Revaluations).

“Revolving Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Revolving Facility).

“Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part IIA of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding at any time of that loan.

“Revolving Facility Loan Revaluation Date” means, in the case of a Specified Revolving Facility Loan, each date that occurs at intervals of six months after the Utilisation Date of that Loan.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Revolving Facility Loan is due to be repaid; or

(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or the relevant claim in respect of the Letter of Credit;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)) or the relevant claim in respect of the Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that maturing Revolving Facility Loan; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

“S&P” means Standard & Poor’s Ratings services, a division of McGraw-Hill Financial, Inc, or any successor to the ratings agency business thereof.

“Sanctioned Countries” has the meaning given to that term in Clause 24.19 (FCPA and sanctions).

“Sanctioned Persons” has the meaning given to that term in Clause 24.19 (FCPA and sanctions).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the US government, including those administered by the Office of Foreign Assets Control of the US Department of the Treasury or the US Department of State or (b) the United Nations Security Council, the European Union, the United Kingdom, the Republic of France, or any other relevant sanctions authority.

“Sanctions Provisions” means the Sanctions Representations and the Sanctions Undertakings.

“Sanctions Representations” means the representations and warranties relating to Sanctions contained in paragraphs (b), (c), (d) and (e) of Clause 24.19 (FCPA and sanctions).

“Sanctions Undertakings” means the undertakings relating to Sanctions contained in paragraph (a) of Clause 27.17 (Use of Proceeds) and in Clause 27.20 (Anti-corruption laws and Sanctions).

“Screen Rate” means the rate for LIBOR, EURIBOR, Overnight LIBOR and/or EONIA in the case of LIBOR Loans, EURIBOR Loans and/or EONIA Loans, as applicable, each as published on the relevant Thomson Reuters screen or on the appropriate page of such other information service which publishes that rate at any time in place of Thomson Reuters. If such page or service or calculation methodology ceases to be available, the Agent may specify another page or service or methodology displaying the relevant rate or facilitating the relevant calculation after consultation with the Company.

“SEC” means the United States Securities and Exchange Commission.

“Second Currency” has the meaning given to that term in Clause 20.1 (Currency indemnity).

“Separate Loan” has the meaning given to that term in Clause 11.1(c) (Repayment of Revolving Facility Loans).

“Sharing Finance Parties” has the meaning given to that term in Clause 33.2 (Redistribution of payments).

“Sharing Payment” has the meaning given to that term in Clause 33.1 (Payments to Finance Parties).

“Specified Obligor” means each Obligor that guarantees all the obligations of all of the Borrowers under Clause 23 (Guarantee and Indemnity). For the avoidance of doubt, no French Borrower, no CFC Entity and no FSHCO shall be a Specified Obligor.

“Specified Revolving Facility Loan” means a Revolving Facility Loan denominated in an Optional Currency with an Interest Period longer than six months.

“Specified Time” means a day or time determined in accordance with Schedule 11 (Timetables).

“Spot Rate of Exchange” means the spot rate of exchange for the purchase of the relevant currency published by the European Central Bank at or about 11:00 a.m. on a particular day.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the

Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 or an entity or person of which another person has direct or indirect control or owns directly or indirectly owns or controls more than fifty per cent. of the voting capital or rights or similar right of ownership. Unless the context otherwise clearly requires, references in this Agreement to a “Subsidiary” or “Subsidiaries” refer to a Subsidiary or the Subsidiaries of the Company.

“Subsidiary Borrower” means each Borrower other than, from and after the Initial Availability Date, the Company.

“Sum” has the meaning given to that term in Clause 20.1 (Currency indemnity).

“Supplier” has the meaning given to that term in Clause 18.7 (VAT).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Restricted Subsidiaries shall be a Swap Agreement.

“Swingline Agent” means any Affiliate of the Agent through which the Agent performs its duties in respect of the Swingline Facility pursuant to Clause 8.9 (Swingline Agent).

“Swingline Commitment” means:

(a)	in relation to each Original Swingline Lender, the portion of the Revolving Facility not in excess of $250,000,000 available for the borrowing of Swingline Loans made by such Original Swingline Lender and set out in Part IIB of Schedule 1, and

(b)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Swingline Facility” means the swingline loan facility made available under this Agreement as described in Clause 6 (Utilisation – Swingline Loans).

“Swingline Lender” means:

(a)	an Original Swingline Lender; or

(b)	any other person that becomes a Swingline Lender after the date of this Agreement in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Swingline Loan” means a loan made or to be made under the Swingline Facility or the principal amount outstanding at any time of that loan.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, deduction, assessment, fee, duty or other charge or withholding (including backup withholding) of a similar nature (including any penalty, additions to tax or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to that term in Clause 18.1 (Definitions).

“Technip” means Technip S.A., a company incorporated under the laws of France with its registered office at 89 avenue de la Grande Armée, 75116 Paris, France, registered with the Trade and Companies Registry of Paris under number 589 803 261.

“Technip Eurocash” means Technip Eurocash SNC, a company incorporated under the laws of France as a société en nom collectif with its registered office at 89 avenue de la Grande Armée, 75116 Paris, France, registered with the Trade and Companies Registry of Paris under number 428 574 248 and whose partners (associés) are Technip (becoming the Company after the Merger) and Technip Offshore International.

“Term” means, with respect to any Letter of Credit, the period determined under this Agreement for which the Issuing Bank is under a liability under such Letter of Credit.

“Third Parties Act” has the meaning given to that term in Clause 1.4 (Third party rights).

“Total Capitalisation” means, at any date, the sum of Total Indebtedness (determined at such date) plus Consolidated Net Worth (determined as at the end of the most recent fiscal quarter of the Company for which financial statements pursuant to Clause 25.1 (Financial statements) have been delivered).

“Total Capitalisation Ratio” means, as of any date of calculation, the ratio (expressed as a percentage) of Total Indebtedness outstanding on such date to Total Capitalisation as of such date.

“Total Capitalisation Ratio Effective Date” means the date on which the financial statements of the Company and its Subsidiaries for the financial quarter ending 31 March 2017 have been delivered to the Agent.

“Total Commitments” means the aggregate Revolving Facility Commitments, being $2,500,000,000 at the date of this Agreement.

“Total Indebtedness” means, as of any date of calculation, the aggregate amount of Indebtedness of the Company and its Consolidated Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Total Swingline Commitments” means a portion of the Total Commitments not in excess of $500,000,000 in aggregate at any time.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UK” means the United Kingdom of Great Britain and Northern Ireland.

“UK Obligor” means any Obligor some or all of whose payments under the Finance Documents are from sources within the UK for UK income tax purposes.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary which the Company has designated in writing to the Agent to be an Unrestricted Subsidiary pursuant to Clause 27.21 (Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries); and

(b)	any direct or indirect Subsidiary of any Subsidiary described in clause (a),

so long as, in the case of any such Subsidiary described in clause (a) or clause (b) above, such Subsidiary does not hold any capital stock in, or any Indebtedness of, the Company or any Restricted Subsidiary.

If at any time any Unrestricted Subsidiary fails to meet the preceding requirements to be an Unrestricted Subsidiary, it shall thereafter be a Restricted Subsidiary for purposes of this Agreement and any Indebtedness, Liens and Investments of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness, Liens or Investments are not permitted to be incurred as of such date hereunder (including under Clause 27.8 (Investments in Unrestricted Subsidiaries)), the Company shall be in default of the applicable covenant.

“U.S. Tax Compliance Certificate” has the meaning given to that term in Clause 18.8 (FATCA Information).

“US” means the United States of America.

“US Entity” means any entity organized under the laws of any jurisdiction within the United States.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107 56 (signed into law on 26 October 2001)) of the United States of America.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Part I of Schedule 3 (Utilisation Requests):

(a)	under the Revolving Facility, a notice substantially in the form set out in Part IA of Schedule 3 (Utilisation Requests); and

(b)	under the Swingline Facility, a notice substantially in the form set out in Part IB of Schedule 3 (Utilisation Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“VAT Group” means a group for VAT purposes under any applicable law implementing Article 11 of Directive 2006/112/EC, or other similar group in another jurisdiction.

“Website Lenders” has the meaning given to that term in Clause 25.5 (Use of websites).

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of which all issued and outstanding capital stock (excluding directors’ qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by such Person.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Issuing Bank”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	an “Interest Period” includes each period determined under this Agreement by reference to which interest on a Swingline Loan or an ABR Loan is calculated or as the context requires, the “Interest Period” of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(vi)	a “Lender” includes a Swingline Lender and/or an Issuing Bank unless the context otherwise requires;

(vii)	a Lender’s “participation” in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)	a “regulation” includes, as to any person, any regulation, rule, official directive, request or guideline of any Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject;

(x)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Borrower providing “cash cover” for a Letter of Credit means a Borrower paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of that Borrower and the following conditions being met:

(i)	the account is with the Issuing Bank for which that cash cover is to be provided;

(ii)	subject to paragraph (b) of Clause 9.6 (Regulation and consequences of cash cover provided by Borrower), until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit; and

(iii)	that Borrower has executed a security document, in form and substance satisfactory to the Issuing Bank with which that account is held, creating a first ranking security interest over that account.

(f)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(g)	A Borrower “repaying” or “prepaying” a Letter of Credit means:

(i)	that Borrower providing cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit being reduced or cancelled in accordance with its terms; or

(iii)	the applicable Issuing Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(h)	An amount borrowed includes any amount utilised by way of Letter of Credit.

(i)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(j)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(k)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

(l)	A Borrower’s obligation on Utilisations becoming “due and payable” includes the Borrower repaying any Letter of Credit in accordance with paragraph (g)(i) above.

(m)	Any duties, obligations or liabilities of the Agent under this Agreement may be performed or otherwise discharged by the Agent or one of its Affiliates as the Agent in its sole discretion may determine and notify to the other Parties from time to time.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America “£”, “GBP” and “sterling” denote the lawful currency of the United Kingdom and “€ ”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to Clause 40.4 (Other Exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE REVOLVING FACILITY

2.1	The Revolving Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency Revolving Facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	Subject always to paragraph (f) below, the Company may by giving prior notice to the Agent, at any time and from time to time, cause the Revolving Facility Commitments to be increased as follows:

(i)	the increased Revolving Facility Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Revolving Facility Commitments which it is to assume, as if it had been an Original Lender;

(ii)	each of the Obligors and any Increase Lender that is a new Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iii)	each Increase Lender which is a new Lender shall become a Party as a “Lender” and any Increase Lender that is a new Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Revolving Facility Commitments of the other Lenders shall continue in full force and effect; and

(v)	any increase in the Revolving Facility Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied and shall only require the consent of each Lender increasing its Revolving Facility Commitments.

(b)	An increase in the Revolving Facility Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from each Increase Lender;

(ii)	the receipt by the Agent of a certificate of a Responsible Officer of each Obligor certifying as to:

(A)	the accuracy of all Repeating Representations in all material respects (except for any representation and warranty that is qualified by materiality or reference to material adverse effect, which such representation and warranty shall be true and correct in all respects);

(B)	the absence of any Default or Event of Default under the Finance Documents, in each case on the date of such Increase Confirmation;

(C)	if requested by the Agent, the receipt by the Agent of legal opinions each in form and substance satisfactory to the Agent of counsel to the Borrowers in each of the jurisdictions in which an Obligor is incorporated or established in respect of such matters as are customarily provided in legal opinions for commitment increases; and

(D)	the resolutions adopted by such Obligor approving or consenting to such increase, which shall be attached to such certificate;

(iii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Agent and the Issuing Banks being satisfied that they have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender when the Agent and the Issuing Banks are so satisfied; and

(B)

each of the Issuing Banks and each Swingline Lender consenting to such Increase Lender becoming a Lender hereunder (such consent not to be unreasonably withheld, delayed or conditioned); provided that if an Issuing Bank does not consent to such Increase Lender becoming a Lender hereunder within a period of 10 Business Days after receiving a written request for such consent and such Issuing Bank has no outstanding Letters of Credit under this Revolving Facility, the Company may terminate such Issuing Bank as an Issuing Bank hereunder, and upon termination of such Issuing Bank, its consent under this paragraph (iii)(B) shall no longer be required.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Company shall, promptly on demand, pay the Agent the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by it in connection with any increase in the Revolving Facility Commitments under this Clause 2.2.

(e)	Clause 29.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(f)	No Revolving Facility Commitment increase shall result in the Total Commitments exceeding $3,000,000,000, and no Lender will be required or otherwise obligated to provide any portion of any such Revolving Facility Commitment increase.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

(d)	Each Subsidiary Borrower hereby irrevocably appoints, from and after the Initial Availability Date, the Company as its agent for all purposes of this Agreement and the other Finance Documents, including (i) the giving and receipt of notices (including any Utilisation Request) and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein. Each Subsidiary Borrower hereby acknowledges that any amendment or other modification to this Agreement or any other Finance Document may be effected as set forth in Clause 40 (Amendments and Waivers), that no consent of such Subsidiary Borrower shall be required to effect any such amendment or other modification and that such Subsidiary Borrower shall be bound by this Agreement or any other Finance Document (if it is theretofore a party thereto) as so amended or modified.

3.	PURPOSE

3.1	Purpose

(a)	Subject to paragraph (b) below, each Borrower shall only be entitled to apply amounts borrowed by it under the Revolving Facility to: (i) repay or refinance any Indebtedness of the Obligors outstanding under the Existing Credit Facilities; (ii) pay fees, commissions and expenses incurred in connection with the Facilities; and (iii) finance ongoing working capital requirements and other general corporate purposes of the Borrowers and their respective Restricted Subsidiaries.

(b)	No proceeds of any Loan made under this Agreement may be used for any purpose which would constitute unlawful financial assistance in the jurisdiction in which any Borrower is incorporated or organised or has its principal place of business.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF EFFECTIVENESS AND UTILISATION

4.1	Conditions to Effectiveness of this Agreement

(a)	This Agreement shall not become effective unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent, unless waived by the Agent with the consent of each of the Lenders. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Initial conditions precedent to Initial Availability Date and first Utilisation

(a)	The Initial Availability Date shall not occur, and no Utilisation may be made, unless (i) the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent, unless waived by the Agent with the consent of each of the Lenders and (ii) the Merger shall have been consummated at least one day prior to the proposed Initial Availability Date. The Agent shall notify the Company and the Lenders promptly upon being so satisfied. To the extent the Initial Availability Date shall not have occurred by 30 June 2017, the Commitments shall automatically terminate on such date and no Utilisation shall be permitted hereunder.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.3	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of any Revolving Facility Loan (other than a Rollover Loan):

(i)	no Default is continuing or would result from the proposed Revolving Facility Loan; and

(ii)	the Repeating Representations are true in all material respects (or, if any Repeating Representation is qualified by materiality or Material Adverse Effect, in all respects) or, if any of the Repeating Representations specifically refers to an earlier date, such Repeating Representations are true in all material respects (or, if any Repeating Representation is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

(b)	in the case of a Rollover Loan, no Event of Default pursuant to the circumstances or events set out in Clause 28.6 (Insolvency, bankruptcy and insolvency proceedings) has occurred and is continuing.

4.4	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 20 or more Revolving Facility Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 10.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION – REVOLVING FACILITY LOANS

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Revolving Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Revolving Facility Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower to which the Revolving Facility Loan is to be made;

(ii)	it specifies that it is for a Revolving Facility Loan;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(v)	if the Utilisation is to be made in dollars, it specifies whether the Revolving Facility Loan is to be a LIBOR Loan or an ABR Loan; and

(vi)	the proposed Interest Period complies with Clause 14 (Interest Periods – Revolving Facility Loans).

(b)	Only one Revolving Facility Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request for a Revolving Facility Loan must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Revolving Facility Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of $1,000,000 or, if less, the Available Revolving Facility; or

(ii)	if the currency selected is an Optional Currency, a minimum amount of £1,000,000 or €1,000,000, as the case may be, or, if less, the Available Revolving Facility;

and, in any event the Base Currency Amount of any proposed Revolving Facility Loan shall be less than or equal to the Available Revolving Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 11.1 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Revolving Facility Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Revolving Facility Loan will be equal to the proportion borne by its Available Revolving Facility Commitment to the Available Revolving Facility immediately prior to making the Revolving Facility Loan.

(c)	The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Revolving Facility Loan, the amount of its participation in that Revolving Facility Loan and, if different, the amount of that participation to be made available in accordance with Clause 34.1 (Payments to the Agent), in each case by the Specified Time.

(d)	Each Lender may, at its option, make any Revolving Facility Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Revolving Facility Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement. As a condition to any Lender being permitted to fulfill its Commitment by causing a branch or an Affiliate of such Lender to act as the Lender in respect of any Revolving Facility Loan under this Clause 5.4, such branch or Affiliate must comply, to the extent applicable, with Clause 18.5 (Lender status confirmation) and Clause 18.8 (FATCA information) as if it were a Lender that became a party to this Agreement pursuant to an Assignment Agreement or Transfer Certificate executed on the first date on which such Commitment is being fulfilled by such branch or Affiliate. Additionally, in applying the provisions of Clause 18 (Tax gross ups and indemnities) and Clause 19 (Increased Costs), such branch or Affiliate shall be treated as a Lender that executed an Assignment Agreement or Transfer Certificate on the first date on which such Commitment is fulfilled by such branch or Affiliate (and the provisions of Clause 29.2(g) (Conditions of assignment or transfer) shall apply accordingly).

5.5	Cancellation of Commitments

(a)	The Total Commitments shall be immediately cancelled if the Initial Availability Date has not occurred on or before 30 June 2017.

(b)	The Revolving Facility Commitments which, at that time, are unutilised (taking into account a utilisation of the Revolving Facility by way of Swingline Loan) shall be immediately cancelled at the end of the Availability Period.

6.	UTILISATION – SWINGLINE LOANS

6.1	General

(a)	Clause 4.3 (Further conditions precedent);

(b)	Clause 5 (Utilisation – Revolving Facility Loans);

(c)	Clause 13 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

(d)	Clause 14 (Interest Periods – Revolving Facility Loans); and

(e)	Clause 15 (Changes to the Calculation of Interest),

do not apply to Swingline Loans.

6.2	Swingline Loans

Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the extent that it would not result in the Base Currency Amount of its participation in such Swingline Loans exceeding its Swingline Commitment, notwithstanding the fact that such Swingline Loans, when aggregated with the Base Currency Amount of the participations of the Lender acting as such Swingline Lender in all other outstanding Utilisations, may exceed the amount of such Lender’s Revolving Facility Commitment; provided that after giving effect to any Swingline Loan, the Base Currency Amount of all outstanding Utilisations shall not exceed the Total Commitments.

6.3	Delivery of a Utilisation Request for Swingline Loans

(a)	A Borrower may utilise the Swingline Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

(b)	Each Utilisation Request for a Swingline Loan must be sent to the Agent to the address, fax number or, if relevant, electronic mail address or other such information in notified by the Agent for this purpose with a copy to its address, fax number or, if relevant, electronic mail address or other such information referred to in Clause 36 (Notices).

6.4	Completion of a Utilisation Request for Swingline Loans

(a)	Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower to which the Swingline Loan is to be made;

(ii)	it specifies that it is for a Swingline Loan;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iv)	the Swingline Loan is denominated in euro or dollars;

(v)	the amount of the proposed Swingline Loan is not more than the Available Swingline Facility and is a minimum of euro 1,000,000 or $1,000,000 or, if less, the Available Swingline Facility; and

(vi)	the proposed Interest Period:

(A)	does not extend beyond the Maturity Date;

(B)	is a period of seven Business Days; and

(C)	ends on a Business Day.

(b)	Only one Swingline Loan may be requested in each Utilisation Request.

6.5	Swingline Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office.

(b)	The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations are true in all material respects (or, if any Repeating Representation is qualified by materiality or Material Adverse Effect, in all respects) or, if any of the Repeating Representations specifically refers to an earlier date, such Repeating Representations are true in all material respects (or, if any Repeating Representation is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

(c)	The amount of each Swingline Lender’s participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 6.6 (Relationship with the Revolving Facility).

(d)	The Agent shall determine the Base Currency Amount of each Swingline Loan and notify each Swingline Lender of the amount of each Swingline Loan and its participation in that Swingline Loan by the Specified Time.

6.6	Relationship with the Revolving Facility

(a)	This Clause 6.6 applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	The Revolving Facility may be used by way of Swingline Loans. The Swingline Facility is not independent of the Revolving Facility.

6.7	Cancellation of Swingline Commitment

(a)	The Swingline Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

(b)	The Swingline Commitments shall be immediately cancelled if the Initial Availability Date has not occurred on or before 30 June 2017.

7.	UTILISATION – LETTERS OF CREDIT

7.1	Letters of Credit

(a)	A portion of the Revolving Facility not in excess of $1,500,000,000 will be available for the issuance of Letters of Credit in support of obligations of the Company or any of its Restricted Subsidiaries.

(b)	Clause 5 (Utilisation – Revolving Facility Loans) does not apply to Utilisations by way of Letters of Credit.

(c)	In determining the amount of the Available Revolving Facility and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement, the Available Revolving Facility Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

(d)	No Issuing Bank will be obligated to issue Letters of Credit in an aggregate face amount in excess of such Issuing Bank’s LC Commitment.

7.2	Delivery of a Utilisation Request for Letters of Credit

(a)	A Borrower may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

(b)	If requested by the applicable Issuing Bank, the applicable Borrower shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application, the terms and conditions of this Agreement shall control.

7.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies the Borrower on whose behalf the Letter of Credit is to be issued;

(b)	it specifies that it is for a Letter of Credit;

(c)	it identifies the Issuing Bank which is to issue the Letter of Credit;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period;

(e)	the currency and amount of the Letter of Credit comply with Clause 7.4 (Currency and amount);

(f)	the form of Letter of Credit is attached;

(g)	the Expiry Date of the Letter of Credit falls at least five (5) Business Days prior to the Maturity Date;

(h)	the delivery instructions for the Letter of Credit are specified; and

(i)	the identity of the beneficiary of the Letter of Credit is approved by the Issuing Bank that has been requested to issue the Letter of Credit.

7.4	Currency and amount

(a)	The currency specified in a Utilisation Request for a Letter of Credit must be the Base Currency, an Optional Currency or any Other Currency acceptable to the relevant Issuing Bank.

(b)	Subject to paragraph (c) below, the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Revolving Facility.

(c)	The maximum aggregate Base Currency Amount of all Letters of Credit (other than those in respect of which cash cover has been provided) shall not exceed $1,500,000,000.

7.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the applicable Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	The Issuing Banks will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 7.6 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of the issue of any other Letter of Credit, no Default is continuing or would result from the proposed Utilisation; and

(ii)

the Repeating Representations are true in all material respects (or, if any Repeating Representation is qualified by materiality or Material Adverse Effect, in all respects) or, if any of the Repeating Representations specifically refers to an earlier date, such Repeating Representations are true in all material respects (or, if any Repeating

Representation is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion.

(d)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in a currency other than USD and shall notify the Issuing Banks and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(e)	No Issuing Bank has any duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. Each Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. No Issuing Bank will have any liability to any person for issuing a Letter of Credit based on such assumption.

(f)	An Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(g)	Subject to paragraph (h) of Clause 31.7 (Rights and discretions), each of the Issuing Banks and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

(h)	An Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to issue that Letter of Credit in any particular form of communication.

(i)	Each Issuing Bank may, at its option, issue any Letters of Credit requested by any Borrower by causing any foreign or domestic branch or Affiliate of such Issuing Bank to issue such Letter of Credit; provided that any exercise of such option shall not affect the obligation of such Borrower to reimburse such Issuing Bank in accordance with the terms of this Agreement for any claim paid by it under such Letter of Credit. As a condition to any Issuing Bank being permitted to cause a branch or an Affiliate of such Issuing Bank to act as the Issuing Bank in respect of any Letter of Credit under this Clause 7.5, such branch or Affiliate must comply, to the extent applicable, with Clause 18.5 (Lender status confirmation) and Clause 18.8 (FATCA information) as if it were a Lender that became a party to this Agreement pursuant to an Assignment Agreement or Transfer Certificate executed on the first date on which a Letter of Credit is issued by such branch or Affiliate. Additionally, in applying the provisions of Clause 18 (Tax gross ups and indemnities) and Clause 19 (Increased Costs), such branch or Affiliate shall be treated as a Lender that executed an Assignment Agreement or Transfer Certificate on the first date on which a Letter of Credit is issued by such branch or Affiliate (and the provisions of Clause 29.2(g) (Conditions of assignment or transfer) shall apply accordingly).

7.6	Renewal of a Letter of Credit

(a)	A Borrower may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (f) of Clause 7.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

(e)	Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

7.7	Reduction or Expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partly reduced or is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

7.8	Appointment of additional Issuing Banks

Any Lender which has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Company that it has so agreed to be an Issuing Bank and specifying its LC Commitment, and on making that notification that Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Finance Documents.

8.	SWINGLINE LOANS

8.1	Swingline

Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a swingline loan facility in an aggregate amount equal to the Total Swingline Commitments. A Swingline Loan may be denominated in euro or dollars.

8.2	Purpose

Each Borrower shall apply all amounts borrowed by it under the Swingline Facility for any purpose referred to in or contemplated by Clause 3.1 (Purpose). A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

8.3	Repayment

Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period; provided that, notwithstanding anything to the contrary herein, on each date that a Revolving Facility Loan is made, the Borrowers shall repay all Swingline Loans then outstanding (it being understood that no Break Costs shall be payable by any Borrower in connection with any such repayment).

8.4	Voluntary prepayment of Swingline Loans

(a)	The Borrower to which a Swingline Loan has been made may prepay at any time the whole of that Swingline Loan.

(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

8.5	Interest

(a)	The rate of interest on each Swingline Loan for any day during its Interest Period is the percentage rate per annum which is the aggregate of:

(i)	in respect of all Swingline Loans denominated in USD, the Alternate Base Rate plus the Applicable Rate; and

(ii)	in respect of all Swingline Loans denominated in euro, EONIA plus the Applicable Rate.

(b)	The Agent shall promptly notify the Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a) above.

(c)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Swingline Loan to the extent applicable.

(d)	If any day during an Interest Period is not a Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable on the immediately preceding Business Day.

(e)	Each Borrower shall pay accrued interest on each Swingline Loan made to it on the Business Day which immediately follows the last day of its Interest Period.

8.6	Unavailability of Screen Rate – Swingline Facility

If no Screen Rate is available for EONIA for any day, the applicable EONIA for that day shall be the most recent applicable Screen Rate which is as of a day which is no more than 5 Business Days before that day, and if such Screen Rate is unavailable, Clause 8.7 (Cost of funds – Swingline Facility) shall apply.

8.7	Cost of funds – Swingline Facility

(a)	If this Clause 8.7 applies, the rate of interest on each Swingline Lender’s share of the relevant Swingline Loan for the relevant day shall be the percentage rate per annum which is the sum of: (i) the rate notified to the Agent by that Swingline Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Swingline Loan, to be that which expresses as a percentage rate per annum the cost to the relevant Swingline Lender of funding its participation in that Swingline Loan for that day from whatever source it may reasonably select, plus (ii) the Applicable Rate.

(b)	If this Clause 8.7 applies but any Swingline Lender does not supply a quotation by the time specified in paragraph (a) above, the rate of interest shall be calculated on the basis of the weighted average of quotations of the remaining Swingline Lenders.

8.8	Interest Period

Each Swingline Loan has one Interest Period only.

8.9	Swingline Agent

(a)	The Agent may perform its duties in respect of the Swingline Facility through an Affiliate acting as its agent.

(b)

Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) pay to or indemnify the Agent, within three Business Days of demand, for or against any cost, loss or liability (including, without limitation, for negligence or any other category of loss whatsoever) incurred by the Agent or its Affiliate (other than by reason of the Agent’s or the Affiliate’s gross negligence or wilful misconduct, as finally determined by a court of competent jurisdiction) or, in the case of any cost, loss or liability pursuant to Clause 34.11 (Disruption to payment systems etc.) notwithstanding the Agent’s or the Affiliate’s negligence, gross negligence or any other category of liability (as finally determined by a court of competent jurisdiction) whatsoever (but not including any claim based on the fraud of the Agent or the Affiliate) in acting as Agent for the Swingline Facility under the

Finance Documents (unless the Agent or its Affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

8.10	Partial payments – Swingline Facility

(a)	If the Agent receives a payment in respect of the Swingline Facility that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents in respect of the Swingline Facility, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in respect of the Swingline Facility in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or its Affiliate under the Finance Documents incurred in respect of the Swingline Facility;

(ii)	secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of the principal of any Swingline Loan due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents in respect of the Swingline Facility.

(b)	The Agent shall, if so directed by all the Swingline Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor, and Clause 34.6 (Partial payments) does not apply to the Swingline Facility.

8.11	Loss sharing

(a)	If a Swingline Loan or interest on a Swingline Loan is not paid in full on its due date, the Agent (if requested to do so in writing by any affected Swingline Lender) shall calculate the amount (if any) which needs to be paid by each Lender with a Revolving Facility Commitment to place that Swingline Lender in the position it would have been in had each Lender (or its Affiliate) with a Revolving Facility Commitment participated in that Swingline Loan in the proportion borne by its Revolving Facility Commitment to the Total Commitments and, if the Total Commitments are then zero, the proportion borne by its Revolving Facility Commitment to the Total Commitments immediately prior to their reduction to zero.

(b)	The calculation of the Agent is designed solely to allocate the unpaid amount proportionally between the Lenders with a Revolving Facility Commitment according to their Revolving Facility Commitments and will not take into account any other amount payable under the Finance Documents.

(c)	The Agent will set a date (the “Loss Sharing Date”) on which payments must be made under this Clause 8.11. The Agent shall give at least three Business

Days’ notice to each affected Lender of this date and the amount of the payment (if any) to be paid or received by it on this date.

(d)	On the Loss Sharing Date:

(i)	each affected Lender who has to make a payment shall pay to the Agent the relevant amount set out in the notice referred to in paragraph (c) above; and

(ii)	out of the amounts the Agent receives, the Agent shall pay to each affected Swingline Lender who is entitled to receive a payment the amount set out in that notice.

(e)	If the amount actually received by the Agent from the Lenders under paragraph (d) above is insufficient to pay the full amount required to be paid under that paragraph, the Agent shall distribute the amount it actually receives among the affected Swingline Lenders pro rata to the amounts they are entitled to receive under that paragraph.

(f)	If a Lender makes a payment to the Agent under this Clause 8.11 then, to the extent that such payment is distributed by the Agent under paragraphs (d) or (e) above, as between the relevant Obligor and that Lender an amount equal to the amount of that distributed payment will be treated as not having been paid by the relevant Obligor.

(g)	Each affected Lender may, at its option, make any payment required to be made to the Agent pursuant to paragraph (d) above by causing any foreign or domestic branch or Affiliate of such Lender to make such payment; provided that any exercise of such option shall not affect the obligation of the relevant Obligor to repay such amount in accordance with the terms of this Agreement. As a condition to any Lender being permitted to cause a branch or an Affiliate of such Lender to make payments to the Agent pursuant to paragraph (d) of this Clause 8.11, such branch or Affiliate must comply, to the extent applicable, with Clause 18.5 (Lender status confirmation) and Clause 18.8 (FATCA information) as if it were a Lender that became a party to this Agreement pursuant to an Assignment Agreement or Transfer Certificate executed on the first date on which any such payment is made by such branch or Affiliate. Additionally, in applying the provisions of Clause 18 (Tax gross ups and indemnities) and Clause 19 (Increased Costs), such branch or Affiliate shall be treated as a Lender that executed an Assignment Agreement or Transfer Certificate on the first date on which any such payment is made by such branch or Affiliate (and the provisions of Clause 29.2(g) (Conditions of assignment or transfer) shall apply accordingly).

(h)	Any payment under this Clause 8.11 will not reduce the obligations in aggregate of any Obligor.

9.	LETTERS OF CREDIT

9.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit shall repay or prepay that amount immediately.

9.2	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made under a Letter of Credit requested by it which appears on its face to be in order (in this Clause 9, a “claim”).

(b)	The relevant Borrower shall pay to the Agent for the account of the relevant Issuing Bank an amount equal to the amount of any claim paid by such Issuing Bank. The relevant Borrower shall make such payment not later than the Specified Time.

(c)	If an Issuing Bank shall pay any claim, then, unless the relevant Borrower shall reimburse such claim in full on the date such claim is paid, the unreimbursed amount thereof shall bear interest, for each day from and including the date such claim is paid to but excluding the date that such Borrower reimburses such claim, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such claim when due pursuant to paragraph (b) of this Clause 9.2, then Clause 13.3 (Default Interest) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Clause 9.3(b) to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(d)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of a Borrower and each Lender under this Clause 9 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(f)	Without prejudice to the foregoing provisions of this Clause 9 and the obligation of the Issuing Bank to comply with its payment obligations under the Letter of Credit, the Issuing Bank will, as soon as reasonably practicable after receipt thereof from the beneficiary of the Letter of Credit or its agent, send to the relevant Borrower copies of the claim under the Letter of Credit and documentation supporting such claim so received.

9.3	Indemnities

(a)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	The Borrower which requested a Letter of Credit shall immediately on demand reimburse any Lender for any payment such Lender makes to the Issuing Bank under this Clause 9.3 in respect of that Letter of Credit.

(c)	The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(d)	If a Borrower has provided cash cover in respect of a Lender’s participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under paragraph (a) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender’s liability under paragraph (a) above.

(e)	The obligations of any Lender or Borrower under this Clause 9 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person), including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

(f)	Any payment by a Lender under paragraph (a) above to reimburse an Issuing Bank for any claim under any Letter of Credit paid by that Issuing Bank shall be made (i) in euro, with respect to any Letter of Credit denominated in euro, (ii) in sterling, with respect to any Letter of Credit denominated in sterling, and (iii) in USD, with respect to any Letter of Credit denominated in USD or any Other Currency; provided that the amount of any reimbursement payment required to be paid by a Lender with respect to Letters of Credit denominated in any Other Currency shall be determined by the Agent by determining the USD equivalent of the claim paid by the applicable Issuing Bank using the Spot Rate of Exchange on the date of payment by that Issuing Bank.

9.4	Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover

(a)	If, at any time, a Lender is a Non-Acceptable L/C Lender, each Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 10 Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of:

(i)	the outstanding amount of a Letter of Credit issued by that Issuing Bank; or

(ii)	in the case of a proposed Letter of Credit to be issued by that Issuing Bank, the amount of that proposed Letter of Credit,

and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with that Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the applicable Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to that Issuing Bank in respect of that Letter of Credit.

(c)

Subject to paragraph (f) below, withdrawals from such an account may only be made to pay the applicable Issuing Bank amounts due and payable to it under this Agreement by the Non-Acceptable L/C Lender in respect of that

Letter of Credit until no amount is or may be outstanding under that Letter of Credit.

(d)	Each Lender shall notify the Agent and the Company:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties) in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (i) above to the Agent and, upon delivery in accordance with Clause 29.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company.

(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	Notwithstanding paragraph (c) above, a Lender which has provided cash collateral in accordance with this Clause 9.4 may, by notice to the applicable Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:

(i)	to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to that Issuing Bank in respect of the relevant Letter of Credit;

(ii)	if:

(A)	it ceases to be a Non-Acceptable L/C Lender; or

(B)	its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake that Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)	if no amount is due and payable by that Lender in respect of a Letter of Credit,

and that Issuing Bank shall pay that amount to the Lender within 10 Business Days of that Lender’s request (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)	To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the applicable Issuing Bank that it will not provide cash collateral) in accordance with this Clause 9.4 in respect of a proposed Letter of Credit, the applicable Issuing Bank shall promptly notify the Company (with a copy to the Agent) and the Borrower requesting that proposed Letter of Credit may, at any time before the proposed Utilisation Date of that Letter of Credit, provide cash cover to an account with that Issuing Bank in an amount equal to that Lender’s L/C Proportion of the amount of that proposed Letter of Credit.

9.5	Requirement for cash cover from Borrower

(a)	If a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the relevant Issuing Bank that it will not provide cash collateral) in accordance with Clause 9.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a Letter of Credit that has been issued by that Issuing Bank; and

(b)	if that Issuing Bank notifies the Company (with a copy to the Agent) that it requires the Borrower requesting the relevant Letter of Credit to provide cash cover to an account with that Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit; and

(c)	if that Borrower has not already provided such cash cover which is continuing to stand as collateral,

then that Borrower shall provide such cash cover within 3 Business Days of the notice referred to in paragraph (b) above.

9.6	Regulation and consequences of cash cover provided by Borrower

(a)	Any cash cover provided by a Borrower pursuant to Clause 9.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 9.5 (Requirement for cash cover from Borrower) may be funded out of a Revolving Facility Loan.

(b)	Notwithstanding paragraph (e) of Clause 1.2 (Construction) the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 9.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 9.5 (Requirement for cash cover from Borrower) be returned to it:

(i)	to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Borrower to that Issuing Bank in respect of a Letter of Credit;

(ii)	if:

(A)	the relevant Lender ceases to be a Non- Acceptable L/C Lender; or

(B)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake the relevant Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)	if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit,

and that Issuing Bank shall pay that amount to that Borrower within 10 Business Days of that Borrower’s request.

(c)	To the extent that a Borrower has provided cash cover pursuant to Clause 9.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 9.5 (Requirement for cash cover from Borrower), the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (e)(ii) of Clause 1.2 (Construction)). However the relevant Borrower’s obligation to pay any letter of credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with Clause 16.2 (Letter of Credit Fees) will be reduced proportionately as from the date on which it provides that cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to Clause 9.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 9.5 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.

9.7	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 9.

9.8	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit or it becomes unlawful for any Affiliate of an Issuing Bank for that Issuing Bank to do so, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, that Issuing Bank shall not be obliged to issue any Letter of Credit; and

(c)	the Company shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time or the replacement of any such Letter of Credit by another Issuing Bank on or before the date specified by that Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.	OPTIONAL CURRENCIES

10.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Utilisation in a Utilisation Request.

10.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Revolving Facility Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 10.2 will be required to participate in the Revolving Facility Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Revolving Facility Loan denominated in the Base Currency during that Interest Period.

10.3	Participation in a Revolving Facility Loan

Each Lender’s participation in a Revolving Facility Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

10.4	Revaluation of Utilisations

(a)	On each LC Revaluation Date in respect of a Letter of Credit denominated in an Optional Currency or Other Currency, the Agent shall recalculate the Base Currency Amount of such Letter of Credit by notionally converting into the Base Currency the outstanding amount of such Letter of Credit on the basis of the Spot Rate of Exchange on such LC Revaluation Date.

(b)	On each Revolving Facility Loan Revaluation Date in respect of a Specified Revolving Facility Loan, the Agent shall recalculate the Base Currency

Amount of such Specified Revolving Facility Loan by notionally converting into the Base Currency the outstanding amount of such Specified Revolving Facility Loan on the basis of the Spot Rate of Exchange on such Revolving Facility Loan Revaluation Date.

(c)	On each other Revaluation Date:

(i)	if any outstanding Letters of Credit are denominated in an Optional Currency or Other Currency, the Agent shall recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Spot Rate of Exchange on such Revaluation Date; and

(ii)	if any outstanding Revolving Facility Loans are denominated in an Optional Currency, the Agent shall recalculate the Base Currency Amount of such Revolving Facility Loans by notionally converting into the Base Currency the outstanding amount of such Revolving Facility Loans on the basis of the Spot Rate of Exchange on such Revaluation Date.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

11.	REPAYMENT

11.1	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period (and, for the avoidance of doubt, on the Maturity Date).

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Revolving Facility Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and

(ii)	the proportion borne by each Lender’s participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender’s participation in the new Revolving Facility Loans to the aggregate amount of those new Revolving Facility Loans, the aggregate amount of the new Revolving Facility Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(1)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(I)	the relevant Borrower will only be required to make a payment under Clause 34.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(II)

each Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 34.1

(Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and

(2)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(I)	the relevant Borrower will not be required to make a payment under Clause 34.1 (Payments to the Agent); and

(II)	each Lender will be required to make a payment under Clause 34.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender’s participation in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans (other than Swingline Loans) then outstanding will be automatically extended to the Maturity Date and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than 10 Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

12.	PREPAYMENT, CANCELLATION AND REPLACEMENT OF LENDERS

12.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event, and the Agent shall promptly notify the Company of such event;

(b)	upon the Agent notifying the Company, the Available Revolving Facility Commitment and, if applicable, the Available Swingline Commitment of that Lender and of any Affiliate of that Lender which is a Swingline Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s (and any such Affiliate’s) participation has not been transferred pursuant to paragraph (a) of Clause 12.7 (Right of prepayment and cancellation or replacement in relation to a single Lender or Issuing Bank), each Borrower shall repay that Lender’s (and any such Affiliate’s) participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s (and any such Affiliate’s) corresponding Commitment shall be cancelled in the amount of the participations repaid.

12.2	Mandatory Prepayment of Technip Eurocash

Subject to the provisions of Clause 27.18 (Société en nom collectif), if at any time during the term of this Agreement (i) either Technip (becoming the Company pursuant to the Merger) or Technip Offshore International ceases to be a partner (associé) of Technip Eurocash, or (ii) Technip Eurocash ceases to be a société en nom collectif governed by French law, otherwise than as a result of change of law:

(a)	the Company shall notify the Agent promptly upon becoming aware of that event;

(b)	Technip Eurocash shall immediately repay all outstanding Utilisations made to it (including accrued interest and Break Costs, if any) and all other amounts owed to the Lenders by it under the Finance Documents shall become immediately due and payable; and

(c)	Technip Eurocash shall cease to be able to make any further Utilisations.

12.3	Change of Control

If any person or group of persons acting in concert gains more than 50% of the voting rights of the Company:

(a)	the Company shall, within three Business Days of becoming aware thereof, notify the Agent and the Agent shall within three Business Days of receipt of such notice from the Company, notify the Lenders and Issuing Banks accordingly;

(b)	each Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Utilisations and payment of all amounts owing to it under the Finance Documents, and each Issuing Bank shall be entitled to require that any Letters of Credit issued by it are prepaid and cancelled, in each case by notification to the Agent within 30 days of the Company notifying the Agent pursuant to Clause 12.3(a) above, whereupon:

(i)	on the date such Lender or Issuing Bank (as the case may be) provides notification to the Agent, the undrawn Commitments of such Lender shall be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation and, in the case of an Issuing Bank, such Issuing Bank shall have no obligation to issue any new Letter of Credit; and

(ii)	on the date falling 10 Business Days after such Lender or Issuing Bank (as the case may be) provides notification to the Agent:

(A)	all outstanding Utilisations provided by such Lender (and/or, in the case of an Issuing Bank, all Letters of Credit provided by that Issuing Bank), together with accrued interest, and all other amounts accrued or owing to such Lender (or Issuing Bank, as the case may be) under the Finance Documents shall become immediately due and payable, and the relevant Borrowers will immediately repay or prepay all Utilisations and amounts provided by or owing to that Lender and procure that any cash collateral provided by that Lender is released and (unless otherwise agreed between the Company and that Lender) any Letters of Credit provided by that Lender (or Issuing Bank, as the case may be) are prepaid and cancelled; or

(B)	if the Company shall have arranged for another Lender or a New Lender to acquire that Lender’s participation in the Facilities and any outstanding Loans or Letters of Credit, such other Lender or New Lender shall acquire that Lender’s participation in the Facilities and any outstanding Loans or Letters of Credit at par; provided that (i) no Lender shall have any obligation to make such acquisition and any decision to make such acquisition shall be in each Lender’s sole discretion and (ii) in the case of a transfer to a New Lender, such transfer shall be effected in accordance with the provisions of Clause 29 (Changes to the Lenders).

For the purposes of this Clause 12.3, “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition and/or ownership of voting shares in the Company, to obtain or consolidate control (directly or indirectly) of the Company, provided that the persons voting in the same or consistent manner at any general meeting of the Company will not be considered to be acting in concert by virtue only of exercising their votes in such manner.

12.4	Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum Base Currency Amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof) of the Available Revolving Facility or the Available Swingline Facility. Any cancellation under this Clause 12.4 shall reduce the Commitments of the Lenders rateably under that Facility.

12.5	Voluntary prepayment of Revolving Facility Loans

The Borrower to which a Revolving Facility Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Loan by a minimum Base Currency Amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof).

12.6	Voluntary prepayment of Letter of Credit Utilisation

The Borrower to which a Letter of Credit Utilisation has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Letter of Credit Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Letter of Credit Utilisation by a minimum Base Currency Amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof).

12.7	Right of prepayment and cancellation or replacement in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 18.2 (Tax gross-up),

(ii)	any Lender or Issuing Bank claims indemnification from the Company under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs),

(iii)	the Borrowers wish to replace any Non-Extending Lender pursuant to Clause 40.9 (Extension Option),

(iv)	any Lender becomes a Defaulting Lender, or

(v)	an Obligor becomes obliged to pay any amount in accordance with Clause 12.1 (Illegality) to any Lender or Issuing Bank, as the case may be,

the Company may, on five Business Days’ prior notice to the Agent and that Lender:

(A)    other than in the case of a Non-Extending Lender, give the Agent notice of cancellation of the Commitment(s) of that Lender and of any Affiliate of that Lender which is a Swingline Lender and its intention to procure the repayment of that Lender’s and any such Affiliate’s participation in the Loans and Letters of Credit; or

(B)    replace that Lender (together with any Affiliate of that Lender) by requiring that Lender and that Affiliate to (and, to the extent permitted by law, that Lender and that Affiliate shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which confirms its willingness to assume and does assume all the obligations of the transferring Lender and transferring Affiliate in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s and such Affiliate’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees (to the extent that the Agent has not given a notification under Clause 29.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	On receipt of a notice of cancellation referred to in clause (A) of paragraph (a) above, the Commitment(s) of that Lender and any such Affiliate shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under clause (A) of paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	The replacement of a Lender pursuant to clause (B) of paragraph (a) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (a) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(e)	A Lender shall perform the checks described in paragraph (d)(iv) above as soon as reasonably practicable following delivery of a notice of replacement referred to in clause (B) of paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

12.8	Prepayment as a result of Revaluations

If, as a result of any adjustment to the Base Currency Amount of any Utilisations on any Revaluation Date pursuant to Clause 10.4 (Revaluation of Utilisations), the Base Currency Amount of the Utilisations exceeds the Total Commitments (a “Revaluation Deficiency”) and the Revaluation Deficiency continues for at least three consecutive Business Days, the relevant Borrowers shall, if requested by the Agent, ensure that within five Business Days thereafter sufficient Utilisations are prepaid (including by way of repayment or prepayment of Swingline Loans) to eliminate the Revaluation Deficiency.

12.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 12 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid or repaid (but not cancelled) may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 12 it shall promptly forward a copy of that notice to either the Company or the affected Lender or Issuing Bank, as appropriate.

(g)

If all or part of any Lender’s participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.3 (Further conditions precedent)), an amount of that Lender’s Commitments (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

12.10	Application of prepayments

Any prepayment of a Utilisation pursuant to Clause 12.5 (Voluntary prepayment of Revolving Facility Loans) or 12.6 (Voluntary prepayment of Letter of Credit Utilisation) shall be applied pro rata to each Lender’s participation in that Utilisation.

SECTION 5

COSTS OF UTILISATION

13.	INTEREST

13.1	Calculation of interest

(a)	Subject to paragraph (b) below, Loans (other than Swingline Loans) will bear interest based on:

(i)	in the case of borrowings in USD, at the applicable Borrower’s option, the Alternate Base Rate or the Adjusted LIBOR Rate, as applicable, plus the Applicable Rate;

(ii)	in the case of borrowings in sterling, the Adjusted LIBOR Rate plus the Applicable Rate; and

(iii)	in the case of borrowings in euro, EURIBOR plus the Applicable Rate.

(b)	If a Rollover Loan is made at a time when any Event of Default (other than any Event of Default arising under Clause 28.6) has occurred and is continuing, the Rollover Loan shall bear interest until such Event of Default is waived or cured at (i) in the case of borrowings in dollars, the Alternate Base Rate plus the Applicable Rate, (ii) in the case of borrowings in sterling, the daily Adjusted LIBOR Rate plus the Applicable Rate, and (iii) in the case of borrowings in euro, EONIA plus the Applicable Rate.

(c)	All Swingline Loans denominated in dollars shall bear interest at the Alternate Base Rate plus the Applicable Rate and all Swingline Loans denominated in euro shall bear interest at EONIA plus the Applicable Rate.

13.2	Payment of interest

The Borrower to which a Revolving Facility Loan has been made shall pay accrued interest on that Revolving Facility Loan as follows:

(a)	in the case of ABR Loans, quarterly in arrears on the last day of each March, June, September and December, and on the Maturity Date, and

(b)	in the case of LIBOR Loans, EONIA Loans and EURIBOR Loans, on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at intervals of three Months after the first day of the Interest Period).

13.3	Default interest

(a)	If an Obligor fails to pay:

(i)	any amount (other than principal) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate of one per cent. per annum above the rate applicable to ABR Loans;

(ii)	any amount of principal due under the Facilities, such amount shall bear interest at one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

Any interest accruing under this Clause 13.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)	By way of exception to paragraph (c) above, default interest (if unpaid) payable by Technip Eurocash arising on an overdue amount will be compounded with the overdue amount only if, in accordance with article 1343-2 of the French Code Civil, such interest is due for a period of at least one calendar year, but will remain immediately due and payable.

13.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan, as applicable.

13.5	Effective Global Rate (Taux Effectif Global)

For the purposes of articles L. 314-1 and seq. and articles R. 314-1 and seq of the French Code de la consommation and article L. 313-4 of the French Code monétaire et financier:

(a)	each Party acknowledges that:

(i)	the effective global rate (taux effectif global) calculated on the date of this Agreement, based on assumptions as to the period rate (taux de période) and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement, is set out in a letter from the Agent to Technip Eurocash and provided to the Agent in accordance with paragraph 2(b) of Part I (Conditions Precedent to Effective Date) of Schedule 2 (Conditions Precedent) (the “EGR Letter”); and

(ii)	that letter is a Finance Document; and

(b)	Technip Eurocash acknowledges receipt of that letter which has been provided to it by the Agent.

14.	INTEREST PERIODS – REVOLVING FACILITY LOANS

14.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Revolving Facility Loan in the Utilisation Request for that Revolving Facility Loan.

(b)	Subject to this Clause 14, a Borrower (or the Company, on behalf of a Borrower) may select an Interest Period of one week or one, two, three or six Months (or, with the consent of each Lender, twelve Months).

(c)	An Interest Period for a Revolving Facility Loan shall not extend beyond the Maturity Date.

(d)	Each Interest Period for a Revolving Facility Loan shall start on the Utilisation Date of that Revolving Facility Loan.

(e)	A Revolving Facility Loan has one Interest Period only.

14.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.	CHANGES TO THE CALCULATION OF INTEREST

15.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR or EURIBOR for the Interest Period of a LIBOR Loan or EURIBOR Loan, respectively, the applicable LIBOR or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR or EURIBOR, as applicable for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR or EURIBOR for that shortened Interest Period shall be determined pursuant to the relevant definition.

(c)	Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and the relevant Screen Rate is not available for LIBOR or EURIBOR, as applicable, for:

(i)	the relevant currency of that Loan; or

(ii)	the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR or EURIBOR shall be the Historic Screen Rate for that Loan.

(d)	Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable LIBOR or EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)	Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR or EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(f)

If paragraph (e) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and there shall be no LIBOR or EURIBOR for that Loan and Clause 15.3 (Cost of funds) shall apply to that Loan for that Interest Period.

15.2	Market disruption

If before the close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or EURIBOR or EONIA then Clause 15.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

15.3	Cost of funds

(a)	If this Clause 15.3 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Rate; and

(ii)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event within five Business Days of the first day of that Interest Period (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of that Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 15.3 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 15.3 applies but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

15.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue, together with reasonable details of how such Break Costs are calculated.

16.	FEES

16.1	Facility Fees

(a)	The Borrowers undertake, on a joint and several basis, to pay to the Agent for the account of each Lender in the Base Currency an amount equal to a facility fee, which shall accrue at the Facility Fee Rate on the daily amount of the Revolving Facility Commitment of such Lender (whether used or unused) during the period from and including the Initial Availability Date hereof to but excluding the date on which such Revolving Facility Commitment terminates; provided that if such Lender continues to have participations in Utilisations after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s participation in all Loans then outstanding (if any) and the aggregate contingent amount of such Lender’s participation in each Letter of Credit (if any), from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any such participations.

(b)	Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each calendar year, on the Maturity Date and on the date on which the Total Commitments terminate, commencing on the first such date to occur after the Initial Availability Date; provided that any facility fees accruing after the date on which the Total Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed in any calculation period (including the first day but excluding the last day).

16.2	Letter of Credit Fees

(a)	Each Borrower undertakes to pay:

(i)	to the Agent for the account of each Lender, a letter of credit fee with respect to such Lender’s participations in Letters of Credit issued for the account of such Borrower, which shall accrue at a per annum rate equal to (A) in the case of performance Letters of Credit (being, Letters of Credit that secure or guarantee the performance of contractual obligations), 75% of the Applicable Rate for LIBOR Loans on the average daily amount available for drawing under each such performance Letter of Credit (which, in the case of any performance Letter of Credit in an Optional Currency or Other Currency, shall be calculated by reference to the Base Currency Amount of such Letter of Credit); and (B) in the case of all other Letters of Credit, the Applicable Rate for LIBOR Loans on the average daily amount available for drawing under each such Letter of Credit (which, in the case of any Letter of Credit in an Optional Currency or Other Currency, shall be calculated by reference to the Base Currency Amount of such Letter of Credit), in each case from and including the date of issuance of such Letter of Credit to but excluding the earlier of (1) the date on which such Letter of Credit expires or terminates in accordance with its terms; and (2) the Maturity Date; and

(ii)	to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by such Issuing Bank for the account of such Borrower, which shall accrue at the rate of 0.125% per annum on the average daily amount available for drawing under each such Letter of Credit (excluding any amount attributable to the participation of such Issuing Bank or any Affiliate of such Issuing Bank in such Letter of Credit) (which, in the case of any Letter of Credit in an Optional Currency or Other Currency, shall be calculated by reference to the Base Currency Amount of such Letter of Credit), during the period from and including the date of issuance of such Letter of Credit to but excluding the earlier of (1) the date on which such Letter of Credit expires or terminates in accordance with its terms and (2) the Maturity Date.

(b)	Letter of credit fees and fronting fees accrued to and including the last day of March, June, September and December of each calendar year shall be payable in arrears in dollars on the third Business Day after such last day, commencing on the first such date to occur after the Initial Availability Date; provided that all such fees shall be payable on the Maturity Date and on any other date on which the Total Commitments terminate, and any such fees accruing after the date on which the Total Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank shall be payable in dollars within 10 days of demand. All letter of credit fees and fronting fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed during the relevant calculation period (including the first day but excluding the last day).

16.3	Ticking Fee

The Borrowers undertake, on a joint and several basis, to pay to the Agent for the account of each Lender, a ticking fee calculated at a per annum rate equal to 0.125% of the Revolving Facility Commitment of such Lender during the period from and including the date that is 90 days after the Effective Date to but excluding the earlier of (i) the Initial Availability Date and (ii) 30 June 2017 or such earlier date on which such Commitments terminate. Ticking fees accrued to and including 30 June 2017 shall be payable in arrears in dollars on 30 June 2017, provided that all accrued and unpaid ticking fees shall be payable on the Initial Availability Date. Ticking fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed during the relevant calculation period (including the first day but excluding the last day).

16.4	Other Fees

The Arrangers and the Agent will receive such other fees as agreed in any fee letters among them and the Company and/or the Borrowers.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

17.	COMPANY LIABILITIES

The Company shall have no liability to pay any amounts due under this Agreement until the date on which it becomes an Additional Borrower and Guarantor under this Agreement by executing and delivering the Company Accession Letter.

18.	TAX GROSS UP AND INDEMNITIES

18.1	Definitions

(a)	In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant UK Obligor, which:

(i)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part II of Schedule 1 (The Original Parties), and

(A)	where the Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(B)	where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(ii)	where it relates to a Treaty Lender that is a New Lender or an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate, Assignment Agreement or Increase Confirmation, and

(A)	where the Borrower is a Borrower as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of that Transfer Date or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect; or

(B)	where the Borrower is not a Borrower as at the relevant Transfer Date or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

“Non-Cooperative Jurisdiction” means a non-cooperative state or territory (Etat ou territoire non-coopératif) as set out in the list referred to in Article 238-0 A of the French Code général des impôts as such list may be amended from time to time.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	in relation to a Tax Deduction in respect of Tax imposed by the UK:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to UK corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the UK for UK tax purposes;

(2)	a partnership each member of which is:

(i)	a company so resident in the UK; or

(ii)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a Treaty Lender in respect of the UK; or

(ii)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document; and

(b)	in relation to a Tax Deduction in respect of Tax imposed by France, a Lender which is beneficially entitled to payments payable to that Lender under a Finance Document and which:

(i)	fulfils the conditions imposed by French Law in order for any payment under the Finance Documents not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(ii)	is a Treaty Lender, in respect of France.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the UK for UK tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the UK; or

(B)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross-up) or a payment under Clause 18.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the relevant Obligor’s jurisdiction of tax residence through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	at the time any relevant payment falls due, meets all other conditions in the relevant Treaty for full exemption from Tax imposed by the relevant Obligor’s jurisdiction of tax residence on interest, subject to the completion of any necessary procedural formalities; and

(iv)	with respect to payments by a French Obligor only, is acting from a Facility Office situated in its jurisdiction of incorporation and fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on any payment under the Finance Documents by France;

but if a Lender is:

(i)	a limited liability company incorporated in the United States and disregarded for United States federal income tax purposes (a “US LLC Lender”); and

(ii)	wholly owned (directly or indirectly) by a person which is incorporated in the United States and not disregarded for United States federal income tax purposes (a “US Corporation”) and which would, if it were itself a Lender, fall within the definition of a Treaty Lender;

the US LLC Lender shall be regarded as a “Treaty Lender” at any time if at that time the US Corporation which wholly owns (directly or indirectly) the US LLC Lender would fall within the definition of a “Treaty Lender” if it were itself a Lender.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the relevant Obligor’s jurisdiction of tax residence which makes provision for full exemption from tax imposed by that jurisdiction on payments made under the Finance Documents, subject to the completion of any necessary procedural formalities.

“UK Non-Bank Lender” means, where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

“U.S. Person” means any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

(b)	Unless a contrary indication appears, in this Clause 18 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

18.2	Tax gross-up

(a)	Each Obligor (or in the case of the US Tax Obligor, the US Tax Obligor and the Agent) shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	with respect to payments of interest by a UK Obligor only, the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(i)(B) of the definition of Qualifying Lender and:

(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	with respect to payments of interest by a UK Obligor only, the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(i)(B) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in Clause 18.2(d)(i) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a jurisdiction being a Non-Cooperative Jurisdiction.

(e)	If an Obligor or the Agent is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g) (i)	Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii) (A)	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the

HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part IIA of Schedule 1 (The Original Parties); and

(B)	a New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Assignment Agreement which it executes, and, having done so, that Lender shall be under no further obligation pursuant to paragraph (g)(i) above in relation to payments from any UK Obligor.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	a UK Obligor making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a UK Obligor making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the UK Obligor has notified that Lender in writing, that Lender and the UK Obligor shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(j)	A UK Obligor shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into (if any) gives a Tax Confirmation to the Company by entering into this Agreement.

(l)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(m)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United States of America, if the Tax is:

(i)	in the case of a Lender, a U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment or (B) such Lender changes its Facility Office, except in each case to the extent that, pursuant to paragraph (c) above, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Facility Office; or

(ii)	attributable to a Party’s failure to comply with Clause 18.8 (FATCA Information).

18.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 18.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment under Clause 18.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) or (m) of Clause 18.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Agent.

18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

18.5	Lender status confirmation

(a)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in with respect of each of UK Obligors and French Obligors:

(i)	not a Qualifying Lender in respect of the relevant jurisdiction;

(ii)	a Qualifying Lender (other than a Treaty Lender) in respect of the relevant jurisdiction; or

(iii)	a Treaty Lender in respect of the relevant jurisdiction.

If a New Lender or an Increase Lender fails to indicate its status in respect of the UK or France in accordance with this Clause 18.5 then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender in the relevant jurisdiction until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 18.5.

(b)	A New Lender shall also specify in the Transfer Certificate, Increase Confirmation or Assignment Agreement which it executes on becoming a Party, whether it is incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this paragraph (b).

18.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

18.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 18.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires):

(i)	any other member of such VAT Group at such time which is or will be under an obligation to account for, or pay, to any Tax authority any VAT chargeable on or in respect of any supplies constituted by or otherwise arising from the activities of such Party; or

(ii)	in relation to any amounts representing VAT incurred by such Party (as part of any fee, cost, loss, disbursement, commission, damages, expense, charge or liability incurred by it), any other member of such VAT Group at such time which, if such VAT is recoverable from any Tax authority, is the person which is, or will be, entitled to credit in respect of or repayment of such VAT from such Tax authority.

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

18.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor or a US person is deemed to be an Obligor, any Lender that is entitled to an exemption from or reduction of U.S. federal withholding Taxes with respect to payments made under any Finance Document shall deliver to the Agent, at the time or times reasonably requested by the US Tax Obligor or the Agent, such properly completed and executed documentation reasonably requested by the US Tax Obligor or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the US Tax Obligor or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the US Tax Obligor or the Agent as will enable the US Tax Obligor or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (i) or (ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing,

(i)	any Lender that is a U.S. Person shall deliver to the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Tax Obligor or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)	any Lender other than a U.S. Person (each a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Agent (in such number of copies as shall be requested by the Agent) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Tax Obligor or the Agent), whichever of the following is applicable:

(A)	in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Finance Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed copies of IRS Form W-8ECI;

(C)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the US Tax Obligor within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(D)	to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a US Tax Compliance Certificate IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a US Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(iii)

any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Agent (in such number of copies as shall be requested by the Agent) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Tax Obligor or the

Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the US Tax Obligor or the Agent to determine the withholding or deduction required to be made.

The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to this paragraph (e) to the relevant Borrower.

(f)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(g)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (f) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e) or (f) above.

(h)	On or prior to the date of this Agreement, the Agent shall (and any successor or replacement Agent shall, on or before the date on which it becomes the Agent hereunder), deliver to the US Tax Obligor a duly executed copy of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI or IRS Form W-8BEN-E (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the US Tax Obligor can make payments to the Agent without deduction or withholding of any Taxes imposed by the United States of America. If any withholding certificate or other document provided to the US Tax Obligor by the Agent is or becomes materially inaccurate or incomplete, the Agent shall promptly update it and provide such updated withholding certificate or other document unless it is unlawful for the Agent to do so (in which case the Agent shall promptly notify the US Tax Obligor).

18.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA

Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

19.	INCREASED COSTS

19.1	Increased costs

(a)	Subject to Clause 19.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement, (iii) the application of or compliance with Basel III or CRD IV or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (iv) the application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document or Letter of Credit,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

19.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Company (through the Agent), and prior to any payment of Increased Costs by the Company, provide to the Company and the Agent a certificate setting out in reasonable detail the calculation of, and confirming the amount of, its Increased Costs. Such Finance Party’s determination of such amount shall be substantially consistent with similarly situated customers of such Finance Party under agreements having provisions similar to Clause 19.1 (Increased costs), after consideration of such factors as such Finance Party reasonably determines to be relevant.

(c)	Failure or delay on the part of any Finance Party to demand compensation pursuant to this Clause 19 shall not constitute a waiver of such Finance Party’s right to demand such compensation; provided that the Company shall not be required to compensate a Finance Party pursuant to this Clause 19 for any Increased Costs incurred more than 180 days prior to the date that such Finance Party notifies the Company of the applicable event(s) in clauses (a)(i) through (a)(iv) of Clause 19.1 (Increased costs) giving rise to such Increased Costs and of such Finance Party’s intention to claim compensation therefor; provided further that, if such event(s) giving rise to such Increased Costs are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

19.3	Exceptions

(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 18.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 19.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 18.1 (Definitions).

20.	OTHER INDEMNITIES

20.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify (i) each Finance Party, (ii) each Affiliate of a Finance Party, and (iii) the respective directors, officers, employees, agents and advisors of each Finance Party and each of its Affiliates (each of the foregoing in clauses (i) through (iii), an “Indemnitee”) against, and hold each Indemnitee harmless from, any cost, loss, claim, damage or liability incurred by or asserted against any Indemnitee arising out of, as a result of or in connection with:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(d)	issuing or making arrangements to issue a Letter of Credit requested by a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement;

(e)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company;

(f)	any Loan made hereunder and the use of the proceeds therefrom or any Letter of Credit issued hereunder and the use of the proceeds therefrom (including all costs, losses and liabilities incurred by any Issuing Bank in acting as the Issuing Bank under any Letter of Credit issued by it);

(g)	the execution or delivery of the Finance Documents, or any agreement or instrument expressly contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby;

(h)	any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrowers or any of their respective Subsidiaries, or any environmental liability related in any way to the Borrowers or any of their respective Subsidiaries; or

(i)	any actual or prospective claim, litigation, investigation or proceeding relating to paragraphs (f), (g) and (h) of this Clause 20.2, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto;

provided that no Indemnitee will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnitee’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a material breach of the funding obligations of such Indemnitee under the Finance Documents as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among Indemnitees, other than any claims against any person in its capacity or in fulfilling its role as the Agent or an Arranger or any similar role under the Facilities, and other than any claims arising out of any act or omission on the part of any of the Borrowers or their respective Subsidiaries or Affiliates.

20.3	Indemnity to the Agent

The Company and each Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

21.	MITIGATION BY THE LENDERS

21.1	Mitigation

Without limiting the obligations of any Obligor under the Finance Documents, each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 12.1 (Illegality), Clause 18 (Tax Gross up and Indemnities) or Clause 19 (Increased Costs) or in any amount payable under a Finance Document by an Obligor established in France becoming not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction; or (ii) paid to a bank or credit or financial institution account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

21.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	COSTS AND EXPENSES

22.1	Transaction expenses

Each of FMCTI and Technip Eurocash undertakes, promptly on demand, to pay to the Agent, the Arrangers and the Issuing Banks all Transaction Expenses that are payable prior to the Initial Availability Date (with FMCTI being liable for 50% of all such Transaction Expenses and Technip Eurocash being liable for 50% of all such Transaction Expenses). Each of the Borrowers undertakes, on a joint and several basis, promptly on demand, to pay (or procure the payment of) to the Agent, the Arrangers and the Issuing Banks all Transaction Expenses that are payable on or after the Initial Availability Date.

For the purposes of this Clause 22.1, “Transaction Expenses” shall mean the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by any of the Agent, the Arrangers and the Issuing Banks in connection with the negotiation, preparation, printing, administration, issuance, amendment, payment, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents (including without limitation each Letter of Credit) executed after the date of this Agreement.

22.2	Amendment costs

Each of FMCTI and Technip Eurocash undertakes, within three Business Days of demand, to reimburse the Agent for all Amendment Costs that are payable prior to the Initial Availability Date (with FMCTI being liable for 50% of all such Amendment Costs and Technip Eurocash being liable for 50% of all such Amendment Costs). Each of the Borrowers undertakes, on a joint and several basis, within three Business Days of demand, to reimburse the Agent for all Amendment Costs that are payable on or after the Initial Availability Date.

For purposes of this Clause 22.2, “Amendment Costs” shall mean all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with:

(a)	any amendment, waiver or consent requested by an Obligor; or

(b)	any amendment required pursuant to Clause 34.10 (Change of currency).

22.3	Enforcement costs

Each of FMCTI and Technip Eurocash undertakes, within three Business Days of demand, to pay to each Finance Party the amount of all Enforcement Costs that are payable prior to the Initial Availability Date (with FMCTI being liable for 50% of all such Enforcement Costs and Technip Eurocash being liable for 50% of all such Enforcement Costs). Each of the Borrowers undertakes, on a joint and several basis, within three Business Days of demand, to pay to each Finance Party the amount of all Enforcement Costs that are payable on or after the Initial Availability Date.

For purposes of this Clause 22.3, “Enforcement Costs” shall mean, with respect to each Finance Party, all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

23.	GUARANTEE AND INDEMNITY

23.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party), including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

23.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 23.

23.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 34 (Payment Mechanics).

23.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.10	Limitations with respect to CFC Entities and FSHCOs

Notwithstanding anything in this Agreement or any Finance Document to the contrary, (i) no CFC Entity or FSHCO shall guarantee, be liable hereunder or any other Finance Document, provide credit support or collateral or otherwise be responsible for, in each case, any Loan made to, or any other obligations incurred by, any US Tax Obligor, (ii) no assets of any CFC Entity or any FSHCO and no amounts paid or payable by or on behalf of any CFC Entity or FSHCO (whether through payment, credit, setoff or otherwise), in each case, shall be used (or deemed to be used) to satisfy any of the Loans made to, or any other obligations, incurred by any US Tax Obligor and (iii) no equity interests of any CFC Entity or any FSHCO shall be pledged with respect to any Loan made to any US Tax Obligor (other than 65% of the issued and outstanding equity interests of any CFC or FSHCO directly owned by any US Tax Obligor).

23.11	Limitations with respect to French Borrowers

(a)	It is acknowledged and agreed that the liabilities of any French Borrower, as joint and several obligor pursuant to Clause 16 (Fees), Clause 20.3 (Indemnity to the Agent) and Clause 22 (Costs and Expenses) of this Agreement, to the extent they relate to the obligations of any other Obligor (and not to the personal and direct liabilities of such French Borrower), will be applicable from and after the Merger only, and shall not:

(i)	include any obligation or liability which, if incurred, would constitute a misuse of corporate assets pursuant to French laws and regulations, as interpreted by French courts;

(ii)	exceed an amount equal to the aggregate of 85% of the assets (including the treasury) of such French Borrower at the time such obligation is enforced, it being understood that this limitation shall not be applicable to any obligation of such French Borrower which is a direct obligation to pay any amount under this Agreement.

(b)	For the avoidance of doubt, no French Borrower (including Technip Eurocash) will be a Guarantor hereunder.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

24.	REPRESENTATIONS

Each Obligor makes the representations and warranties set forth in this Clause 24 to each Finance Party on the date of this Agreement and on the Initial Availability Date. Each Obligor makes such representations and warranties with respect to itself, and where a representation and warranty is expressed to apply to all Subsidiaries or a group of Subsidiaries, each Obligor makes such representation and warranty with respect to each of its Subsidiaries or each of its Subsidiaries that is a member of such group, as applicable.

24.1	Status

(a)	Each Obligor and each Material Subsidiary is duly incorporated, organised or formed and validly existing under the laws of its jurisdiction of incorporation, organisation or formation.

(b)	Each Obligor and each Material Subsidiary has the power to own its assets and carry on its business as it is being conducted save where failure to do so could not be reasonably expected to have a Material Adverse Effect.

24.2	Powers and authority

Each Obligor has the power to enter into, deliver and perform, and has taken all necessary action to authorise the entry into and performance of the Finance Documents to which it is a party and the transactions contemplated by the Finance Documents.

24.3	Legal validity

Each Finance Document to which each Obligor is a party constitutes a legal, valid, binding and enforceable agreement of the relevant Obligor, subject to exceptions covered by legal opinions delivered as conditions precedent under Agreement and listed in Schedule 2 (Conditions Precedent) or except as such enforceability may be limited by Debtor Relief Laws.

24.4	No conflict

The execution, delivery and performance by each Obligor of each Finance Document to which it is a party and the borrowing by each Borrower under the Finance Documents, and each Obligor’s compliance with each Finance Document to which it is a party, do not:

(a)	conflict in any material respect with any law or regulation applicable to it;

(b)	conflict in any material respect with its constitutional documents; or

(c)

conflict with or constitute a default under any contractual commitment, judgment, injunction, order, decree or any other obligation or restriction which is binding on it or any Material Subsidiary to the extent that such conflict has or is reasonably likely to have a Material Adverse Effect or result in or require the creation or imposition of any Lien on the assets of any member of the Group (except for any Lien permitted under this Agreement).

24.5	Governmental Consents

No authorisation, consent, approval, licence or exemption of, or filing or registration with, any Governmental Authority is necessary to have been made or obtained by any Obligor for the valid execution, delivery and performance by any Obligor of any Finance Document to which it is a party or the consummation of the transactions contemplated hereby or thereby, except those that have been obtained and are in full force and effect and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date.

24.6	Deduction of Tax

All amounts payable by an Obligor under the Finance Documents to a Finance Party may be made without any Tax Deduction provided that:

(a)	if such Obligor is incorporated under the laws of France, such Finance Party is a Qualifying Lender falling within paragraph (b) of the definition of “Qualifying Lender”;

(b)	if such Obligor is incorporated in the UK, such Finance Party is either:

(i)	a Qualifying Lender falling within paragraph (a)(i)(A) of the definition of “Qualifying Lender”; or

(ii)	a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488); or

(iii)	a Qualifying Lender falling within paragraph (a)(i)(B) of the definition of “Qualifying Lender”, except where a direction has been given under section 931 of the ITA in relation to the payment concerned; or

(iv)	a Qualifying Lender falling within paragraph (a)(ii) of the definition of “Qualifying Lender”;

(c)	if such Obligor is a US Tax Obligor, such Finance Party has provided such IRS Forms set forth in Clause 18.8 (FATCA Information) claiming a complete exemption from US federal withholding Taxes and US backup withholding Taxes.

24.7	Filing, Stamp duties

Under the law of the jurisdiction of incorporation or organisation of each Obligor, it is not necessary that any Finance Document to which such Obligor is party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp or registration duty or similar tax or charge be paid in respect of any such Finance Document.

24.8	Financial Statements

The consolidated financial statements of each of (i) Technip and its subsidiaries and (ii) FMCTI and its subsidiaries, in each case as of 31 December 2015, 31 March 2016, 30 June 2016 and 30 September 2016 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal year or fiscal quarter then ended, copies of which have been delivered to each of the Lenders (or have otherwise been made available hereunder), fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of Technip and its subsidiaries or FMCTI and its subsidiaries, as applicable, as of such dates and their consolidated results of operations, cash flows and changes in stockholders’ equity for the periods then ended.

24.9	Pari passu ranking

The payment obligations of each Obligor under the Finance Documents rank at least pari passu with the claims of all its other present unsecured and unsubordinated creditors, except for obligations that are mandatorily preferred by law applying to companies generally.

24.10	Litigation

No action, suit, proceeding, litigation, arbitration or administrative or regulatory proceedings are current or pending against or, to the knowledge of each Obligor threatened against or otherwise affecting, any Obligor or any Subsidiary which have or are reasonably likely to have a Material Adverse Effect or which have been brought by a member of the Group and which in any manner question the validity or enforceability of any of the Finance Documents.

24.11	Environmental matters

(a)	Each Obligor and each Material Subsidiary has obtained all material Environmental Licences required for the carrying out of its business as currently conducted and is in compliance in all material respects with (a) the terms and conditions of such Environmental Licences and (b) all other applicable Environmental Law and there are, to the best of each Obligor’s knowledge, no circumstances which may prevent or interfere with such compliance where failure to comply is reasonably likely to have a Material Adverse Effect.

(b)

In the ordinary course of its business, each Obligor conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of each Obligor and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, each Obligor has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

24.12	Accuracy of disclosure

Taken as a whole, all written information (other than financial projections and general economic or specific industry information developed by or obtained from third-party resources) heretofore furnished by the Obligors to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby was, and all such information hereafter furnished by the Obligors to the Agent or any Lender will be, true and accurate in every material respect, and all financial projections concerning the Obligors and its Subsidiaries that have been or hereafter will be prepared by the Obligors and furnished to the Agent or any Lender have been and will be prepared in good faith based on assumptions believed by the Obligors, at the time of preparation, to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Obligors’ control, that no assurance can be given that such projections will be realised and that actual results may vary materially from such projections).

24.13	Compliance with laws

The Obligors and each Material Subsidiary are in compliance with all applicable Laws other than such Laws (a) the validity or applicability of which an Obligor or a Material Subsidiary is contesting in good faith or (b) the failure to comply with which cannot reasonably be expected to have a Material Adverse Effect.

24.14	Taxes

The Borrowers and each Subsidiary have duly filed or caused to be filed all income and other material tax returns, statements and reports in all jurisdictions where any of them are required do so and have paid all Taxes due pursuant to such tax returns or pursuant to any assessment received by any of them, except for any such Taxes being diligently contested in good faith and by appropriate proceedings. Adequate reserves have been provided on the books of the Borrowers and their Subsidiaries in respect of all Taxes or other governmental charges in accordance with generally accepted accounting principles, and no Tax liabilities in excess of the amount so provided are anticipated that could reasonably be expected to have a Material Adverse Effect.

24.15	Material adverse change

Since 31 December 2015, no event, condition or circumstance not otherwise disclosed to the Lenders (including, without limitation, any facts publicly disclosed by Technip or FMCTI prior to the Effective Date) has occurred that has resulted in a material adverse change in the business or financial condition of the Borrowers and their respective subsidiaries, taken as a whole.

24.16	Pension schemes

The pension schemes of each member of the Group are funded to the extent required by law or otherwise comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

24.17	ERISA

Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which in either case has resulted or could result in the imposition of any Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

24.18	Investment Company status

No Obligor is an “investment company”, within the meaning of the Investment Company Act of 1940 of the United States of America.

24.19	FCPA and sanctions

(a)	Each Obligor, its Subsidiaries, and their respective employees and officers, and, to the knowledge of such Obligor, any of its directors, agents or affiliates are in compliance with the FCPA, the Bribery Act 2010 and any other applicable Anti-Corruption Law and each Obligor has instituted and maintains in effect policies and procedures designed to ensure compliance therewith by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents.

(b)	None of the Obligors, any of their respective Subsidiaries or any of their respective directors, officers or employees, or, to the knowledge of the Obligors, any of their respective agents or affiliates or any Subsidiary of the Obligors that will act in any capacity in connection with or benefit from the credit facility established hereby is an individual or entity that is, or is owned or controlled by persons or entities that are: (i) listed in any Sanctions-related list of designated persons or entities maintained by the US Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the US Department of State, the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or any other relevant sanctions authority (collectively, “Sanctioned Persons”), or (ii) operating, organised or resident in a country, region or territory that is, or whose government is, the subject or target of any Sanctions (collectively, “Sanctioned Countries”).

(c)

The Obligors, their respective Subsidiaries, their respective employees and officers, and, to the knowledge of the Obligors, each agent, director and affiliate of the Obligors are in compliance with all applicable Sanctions in all material respects, and each Obligor has instituted and maintains in effect policies and procedures designed to achieve compliance therewith by such Obligor, its Subsidiaries and their respective directors, officers and employees.

(d)	No Loan or Letter of Credit, use of proceeds thereof or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(e)	No Obligor is knowingly engaged in any activity that could reasonably be expected to result in such Obligor being designated as a Sanctioned Person.

24.20	Margin stock

Neither the Obligors nor any of their respective Subsidiaries are engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System) of the United States of America.

24.21	Intellectual Property Rights

Each Obligor and each Material Subsidiary owns and maintains all intellectual property rights which are required by it in order for it to carry on its business as such business is at any time being conducted, save where any failure to do so could not reasonably be expected to have a Material Adverse Effect.

24.22	Valid choice of law and jurisdiction

The choice of English law as the governing law and the choice of the exclusive jurisdiction of the courts of England and Wales as the competent jurisdiction to settle any dispute arising out of or in connection with any of the Finance Documents which are expressed to be governed by English law is legal, valid and binding upon the Obligors and will be recognised and enforced in the jurisdiction of incorporation or organisation of each Obligor, subject to exceptions covered by legal opinions delivered as conditions precedent under this Agreement and listed in Schedule 2 (Conditions Precedent).

24.23	No event of default

To the best knowledge of each Obligor, no Event of Default has occurred and is continuing.

24.24	Repetition

The Repeating Representations are deemed to be made (i) by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request under the Facility and the first day of each Interest Period, and (ii) by each Additional Obligor by reference to the facts and circumstances then existing on the date on which it becomes an Additional Obligor.

25.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1	Financial statements

The Company shall supply to the Agent:

(a)	as soon as available and, in any event no later than 31 March 2017, (i) one copy of the annual audited consolidated financial statements of Technip for the financial year ending 31 December 2016 and (ii) one copy of the annual audited consolidated financial statements of FMCTI for the financial year ending 31 December 2016 which, in each case, shall be reported on without Qualification by an independent public accounting firm of nationally recognised standing;

(b)	as soon as available and, in any event, within 90 days (or such shorter time period as applicable to the Company pursuant to the Exchange Act) of the end of each of its financial years (commencing with the financial year ending 31 December 2017), one copy of its annual audited consolidated financial statements for that financial year; and

(c)	as soon as available and, in any event, within 45 days (or such shorter time period as applicable to the Company pursuant to the Exchange Act) of the end of each of the first three financial quarters of its financial year (commencing with the financial quarter ending 31 March 2017), one copy of its quarterly unaudited consolidated interim financial statements for that financial quarter; and

The Company shall ensure that each set of financial statements delivered to the Agent pursuant to paragraphs (b) and (c) above shall:

(i)	be prepared in accordance with all applicable laws and generally accepted accounting principles applicable to the Company, consistently applied;

(ii)	give a true and fair view of the financial condition (consolidated, if applicable) of the Company and its Subsidiaries at the date of which those accounts were drawn up and of their profit for the period to which those accounts relate;

(iii)	in the case of annual financial statements:

(A)	include a consolidated balance sheet and the related consolidated statements of income, of cash flows and of changes in shareholders’ equity for such fiscal year;

(B)	set forth in each case in comparative form the figures as of the end of and for the previous fiscal year in reasonable detail; and

(C)	be reported on without Qualification by an independent public accounting firm of nationally recognised standing; and

(iv)	in the case of quarterly financial statements:

(A)	include a consolidated balance sheet and the related consolidated statements of income for the relevant quarter and for the portion of the Company’s financial year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the Company’s financial year ended at the end of such quarter;

(B)	set forth in each case in comparative form the consolidated balance sheet as of the end of the corresponding quarter and corresponding portion of the previous financial year and the consolidated statements of income for the corresponding quarter and the corresponding portion of the previous financial year; and

(C)	certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the CFO.

(d)	Documents required to be delivered pursuant to paragraph (a) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Company shall notify (which may be by electronic mail) the Agent of the filing of any such documents and provide to the Agent by electronic mail electronic versions (i.e. soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates.

25.2	Compliance Certificates

(a)	The Company shall supply to the Agent with each set of financial statements delivered in accordance with Clause 25.1(b) and (c) (Financial statements) above a Compliance Certificate signed by the CFO:

(i)	with respect to the Company setting forth in reasonable detail such calculations as are required to establish whether the Company was in compliance with the requirements of Clause 26 (Financial Covenant) and Clause 27.4 (Indebtedness);

(ii)	stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action that such Obligor is taking or proposes to take with respect thereto; and

(iii)	in the case of the Compliance Certificate supplied with the annual financial statements delivered in accordance with Clause 25.1(b) (Financial statements), an updated list of all Material Subsidiaries.

25.3	Other Information

Each Obligor will, promptly upon becoming aware of or receiving a request from the Agent therefor (as the case may be), deliver to the Agent:

(a)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched or promptly thereafter;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or pending against any Obligor or Material Subsidiary, and which have or are reasonably likely to have a Material Adverse Effect or which in any manner question the validity or enforceability of this Agreement or any other Finance Document or any of the transactions contemplated hereby or thereby;

(c)	promptly upon becoming aware of Moody’s or S&P having announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(d)	as soon as reasonably practicable and on reasonable request from the Agent, such further information regarding the financial condition of the Obligors and the Material Subsidiaries, to the extent permitted by applicable Laws;

(e)	promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), annual, quarterly or monthly reports and any reports on Form 8-K (or any successor form) that an Obligor or any Subsidiary shall have filed with the SEC; and

(f)	within 14 days after any member of the ERISA Group:

(i)	gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

(ii)	receives notice of complete or partial withdrawal liability under Title IV of ERISA which liability exceeds $250,000,000 or notice that any Multiemployer Plan is insolvent or has been terminated, a copy of such notice;

(iii)	receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice;

(iv)	applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application;

(v)	gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;

(vi)	gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or

(vii)	fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the CFO setting forth details as to such occurrence and the action, if any, which such Obligor or applicable member of the ERISA Group is required or proposes to take with respect thereto.

25.4	Notification of Default

Within five Business Days of obtaining knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, the Company shall provide to the Agent a certificate signed by a financial officer of the Company setting out the details thereof and the action that the Company is taking or proposing to take with respect to such Default or Event of Default.

25.5	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

25.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii)

above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 15 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Wholly-Owned Subsidiaries becomes an Additional Obligor pursuant to Clause 30 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

26.	FINANCIAL COVENANT

26.1	Total Capitalisation Ratio

(a)	Following the occurrence of the Total Capitalisation Ratio Effective Date, the Company will not permit the Total Capitalisation Ratio to be greater than 60% at the end of any financial quarter.

(b)	The undertaking in this Clause 26.1 shall continue for so long as any sum remains payable or capable of becoming payable under the Finance Documents.

26.2	Financial testing

The components of the definitions of “Consolidated Net Worth”, “Total Capitalisation” and “Total Indebtedness” shall be calculated by reference to the latest consolidated financial statements of the Company delivered to the Agent pursuant to Clause 25.1 (Financial statements) and in accordance with this Agreement and applicable GAAP.

27.	GENERAL UNDERTAKINGS

(a)	Each Obligor agrees to be bound by the undertakings set out in this Clause 27 (General Undertakings) relating to it and, where the undertaking is expressed to apply to all Subsidiaries or a group of Subsidiaries, each of the Obligors shall procure that each of its Subsidiaries or each of its Subsidiaries that is a member of such group, as applicable, complies with that undertaking.

(b)	The undertakings in this Clause 27 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.2	Authorisations

Each Obligor shall obtain and do all that is necessary to maintain in full force and effect any material authorisation required under any law or regulation of its jurisdiction of incorporation or formation:

(i)	to enable it to perform its obligations under the Finance Documents;

(ii)	to ensure the legality, validity and enforceability of any Finance Document; and

(iii)	to enable the carrying out of its business where failure so to obtain or maintain has or would be likely to have a Material Adverse Effect;

and each Obligor shall comply with the terms of such material authorisations.

27.3	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other present unsecured and unsubordinated creditors, except for obligations that are mandatorily preferred by law applying to companies generally.

27.4	Indebtedness

The Obligors will not, and will not permit any Restricted Subsidiary to, permit the sum (without duplication) of (a) the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries which is secured by a Lien permitted under Clause 27.5(q) (Negative pledge), plus (b) the aggregate principal amount of all unsecured Indebtedness of the Restricted Subsidiaries that are not Specified Obligors (other than Indebtedness owing by a Restricted Subsidiary to the Company or any other Restricted Subsidiary), plus (c) the aggregate principal amount of all Indebtedness consisting of unpaid reimbursement obligations owing by the Obligors in respect of letters of credit (including Letters of Credit) or similar instruments (other than undrawn amounts under such instruments), to exceed in the aggregate 20% of Consolidated Net Worth.

27.5	Negative pledge

The Obligors will not, and will not permit any Material Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)	Any netting or set-off or cash management arrangement entered into by any Obligor or Restricted Subsidiary in the ordinary course of its banking or contractual arrangements for the purpose of netting debit and credit balances;

(b)	Liens arising by operation of law in the ordinary course of business;

(c)	Liens created over goods and documents of title to goods arising in the ordinary course of business, or letter of credit transactions entered into in the ordinary course of trade as security only for debt owed to a bank or financial institution directly relating to the goods or documents on or over which those Liens exist;

(d)	Liens arising out of title retention and set-off provisions in a supplier’s standard conditions for the supply of goods acquired by an Obligor or a Restricted Subsidiary;

(e)	Liens created with the prior consent of the Majority Lenders;

(f)	Liens which arise on the basis of any judgment or award for which an appeal or proceedings for review are being pursued without delay and in good faith and in respect of which not more than 30 days have elapsed without a stay of execution in respect thereof having been granted, but only to the extent such judgment or award has not resulted in an Event of Default under Clause 28.8 (Material Judgments);

(g)	Liens in respect of borrowings from the French Export Credit Corporation (COFACE), any similar governmental agency or any other state-owned or multilateral financial institution incurred by the Obligors or any Restricted Subsidiary to refinance any amount receivable under any export sales contract, provided that each such Lien consists only of a pledge of any Obligor’s or Restricted Subsidiary’s claims under such contract against the foreign buyer and/or any Lien or guarantee of such claims;

(h)	Liens existing on the Effective Date and described on Schedule 9 (Existing Liens), securing Indebtedness outstanding on the Effective Date;

(i)	Liens over deposits of cash or cash equivalent investments provided by way of cash collateral in order to secure any obligations under this Agreement;

(j)

Liens incidental to the conduct of its business or the ownership of its assets which (i) arise in the ordinary course of business, (ii) do not secure Indebtedness and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business including, without limitation, in connection with workers’ compensation, unemployment insurance and other social security legislation or deposits securing liability to insurance carriers under insurance or self-insurance arrangements or granted by any Obligor or any Restricted Subsidiary to any pension fund or managers securing the pension obligations of any member of the Group;

(k)	Liens in favor of such Borrower or any other Restricted Subsidiary;

(l)	Liens on any property or assets existing at the time of, or incurred within 120 days after, the acquisition thereof (by purchase, merger or otherwise), securing Indebtedness incurred to pay the purchase price or construction cost thereof, or the capital lease obligations related thereto, so long as such Liens do not and are not extended to cover any other property or assets;

(m)	Liens in favor of a Governmental Authority to secure payments under any contract or statute, or to secure any Indebtedness incurred in financing the acquisition, construction or improvement of property subject thereto, including Liens on, and created or arising in connection with the financing of the acquisition, construction or improvement of, any facility used or to be used in the business of such Borrower or any Restricted Subsidiary through the issuance of obligations, the income from which shall be excludable from gross income by virtue of Section 103 of the Code (or any subsequently adopted provisions thereof providing for a specific exclusion from gross income);

(n)	any extension, renewal, substitution, or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in clauses (a) through (m) above; provided that (i) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets subject to the Lien extended, renewed, substituted or replaced (plus improvements on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased; and

(o)	statutory Liens imposed by any Governmental Authority for taxes that are not yet due or that are being diligently contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP have been provided therefor;

(p)	for a period of 120 days after any Restricted Subsidiary becomes a Material Subsidiary, any Liens on the assets of such Restricted Subsidiary existing at the time it became a Material Subsidiary and not otherwise permitted by this Clause 27.5; and

(q)

Liens not otherwise permitted by the foregoing paragraphs of this Clause 27.5 securing Indebtedness of the Company or any of its Restricted Subsidiaries; provided that, immediately after giving effect to the incurrence of any such Liens, the sum of (i) the aggregate principal amount of all Indebtedness secured by Liens permitted under this paragraph (q) and outstanding at such time, plus (ii) the aggregate principal amount of all Indebtedness incurred under paragraphs (b) and (c) of Clause 27.4 (Indebtedness) and outstanding at such time, shall not exceed 20% of Consolidated Net Worth (measured at the time of creation, incurrence or assumption of such Lien based upon the financial statements most recently available prior to such date).

27.6	Disposals; Mergers

None of the Obligors will, and will not permit any Restricted Subsidiary to, merge or consolidate with or into, or sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) a material portion of its assets to, any person, except that, so long as (i) no Default then exists or would result therefrom and (ii) such transaction would not constitute the sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole:

(a)	any Restricted Subsidiary may merge or consolidate with (i) the Company, provided that the Company shall be the continuing or surviving person, or (ii) any other Restricted Subsidiary, provided that if such merger or consolidation involves a Subsidiary Borrower, a Subsidiary Borrower shall be the continuing or surviving person;

(b)	any Restricted Subsidiary may merge or consolidate with any other person if (i) the Company in good faith determines that such merger or consolidation is in the best interest of the Company and would not have a Material Adverse Effect and (ii) within 30 days after such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $750,000,000 or more), the Company delivers to the Agent a certificate of a financial officer of the Company showing pro forma compliance with Clauses 26.1 (Total Capitalisation Ratio), 27.4 (Indebtedness) and 27.8 (Investments in Unrestricted Subsidiaries), provided that if such merger or consolidation involves an Obligor, such Obligor shall be the continuing or surviving person.

(c)	any Restricted Subsidiary may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to (i) a Borrower, (ii) any other Restricted Subsidiary or (iii) any other person if the Company in good faith determines that such sale is in the best interest of the Company and would not have a Material Adverse Effect and, within 30 days after such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $750,000,000 or more), the Company delivers to the Agent a certificate of a financial officer of the Company showing pro forma compliance with Clauses 26.1 (Total Capitalisation Ratio), 27.4 (Indebtedness) and 27.8 (Investments in Unrestricted Subsidiaries); and

(d)

the Company may merge or consolidate with any other person, provided that (i) the Company is the continuing or surviving person, (ii) the Ratings are not less than BBB- by S&P or Baa3 by Moody’s after giving effect thereto, and (iii) within 30 days after such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $750,000,000 or more), the Company delivers to the Agent a certificate of a financial officer of the Company showing pro forma compliance with Clauses 26.1 (Total

Capitalisation Ratio), 27.4 (Indebtedness) and 27.8 (Investments in Unrestricted Subsidiaries); and

(e)	the Company may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to any person, provided that (i) the Ratings are not less than BBB- by S&P or Baa3 by Moody’s after giving effect thereto and (ii) within 30 days after such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $750,000,000 or more), the Company delivers to the Agent a certificate of a financial officer of the Company showing pro forma compliance with Clauses 26.1 (Total Capitalisation Ratio), 27.4 (Indebtedness) and 27.8 (Investments in Unrestricted Subsidiaries);

(f)	the Obligors and any Restricted Subsidiary may engage in:

(i)	A disposal of stock in trade or inventory made in the ordinary course of business;

(ii)	A disposal of receivables and related security made in connection with a Permitted Securitisation;

(iii)	An issuance or disposal by any Permitted JV of its own securities;

(iv)	A disposal made in connection with a sale and leaseback permitted under the terms of this Agreement;

(v)	A disposal in exchange for assets (other than cash or cash equivalents) comparable or superior as to value (including disposals of businesses in exchange for other businesses);

(vi)	A disposal of cash or marketable securities on arm’s length terms for cash or marketable securities;

(vii)	A disposal on a non-recourse basis of payment instruments and/or irrevocable accounts receivable made by way of collections for cash and at a fair market value on a contract-by-contract basis and which are not made for the purposes of incurring Indebtedness nor made pursuant to a Permitted Securitisation;

(viii)	A disposal of obsolete or worn property, whether now owned or acquired after the date of this Agreement, in the ordinary course of business; or

(ix)	A disposal made with the consent of the Majority Lenders.

27.7	Restricted Payments

No Obligor shall (and each of the Obligors shall procure that no Restricted Subsidiaries will) declare or make any Restricted Payment, except that:

(i)	any Restricted Subsidiary may declare and make Restricted Payments to a Borrower or to any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to a Borrower or any other Restricted Subsidiary and to each other owner of the equity interests of such Restricted Subsidiary on a pro-rata basis based on their relative ownership interests);

(ii)	an Obligor or any Restricted Subsidiary may declare and make Restricted Payments, payable in the Common Stock of such person; and

(iii)	the Company may declare and make Restricted Payments to the holders of its equity interests provided that no Default or Event of Default exists at the time of the declaration thereof or would result therefrom.

27.8	Investments in Unrestricted Subsidiaries

No Obligor will, and will not permit any Restricted Subsidiary to, make Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time in excess of $500,000,000 for all such Unrestricted Subsidiaries.

27.9	Limitations on up streaming

The Obligors will not, and will not permit any Restricted Subsidiary to, directly or indirectly agree to any restriction or limitation on the making of Restricted Payments by a Restricted Subsidiary, the repaying of loans or advances owing by a Restricted Subsidiary to any Obligor or any other Restricted Subsidiary or the transferring of assets from any Restricted Subsidiary to an Obligor or any other Restricted Subsidiary, except (a) restrictions and limitations imposed by applicable laws or by the Finance Documents, (b) customary restrictions and limitations contained in agreements relating to the disposition of a Restricted Subsidiary or its assets that is permitted hereunder and (c) any other restrictions that could not reasonably be expected to impair the Obligors’ ability to repay the obligations hereunder as and when due.

27.10	Transactions with Affiliates

The Obligors will not, and will not permit any Restricted Subsidiary to, enter into any material transaction of any kind with any Affiliate of an Obligor (other than an Obligor or a Restricted Subsidiary), other than upon fair and reasonable terms as could reasonably be obtained in an arms-length transaction with a person that is not an Affiliate in accordance with prevailing industry customs and practices.

27.11	Control of Borrowers

The Company shall ensure that it, at all times (directly or indirectly) beneficially owns and controls the entire issued voting share capital of each other Obligor (save for any Additional Borrower which ceases to be a Borrower in accordance with the provisions of Clause 30.3 (Resignation of a Borrower)).

27.12	Change and continuation of business

(a)	Each Obligor will ensure (and each of the Obligors shall procure that its Material Subsidiaries ensures), that no material change, which has or is reasonably likely to have a Material Adverse Effect, is made to the general nature of the business conducted by them at the date of signing of the Finance Documents.

(b)	Save as permitted by Clause 27.6 (Disposals; Mergers), each Obligor will (and the Company shall procure that each of its Subsidiaries will) preserve, renew and keep in full force and effect each of their respective corporate or partnership existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except where failure to do so could not reasonably be expected to have a Material Adverse Effect provided that nothing in this Clause 27.12(b) shall prohibit the termination of the corporate or partnership existence of any Restricted Subsidiary if the Company in good faith determines that such termination is in the best interests of the Company and could not be reasonably expected to have a Material Adverse Effect.

27.13	Environmental matters

Each Obligor will (and each of the Obligors shall procure that its Material Subsidiaries will) obtain all material Environmental Licences required for the carrying on of its business as currently conducted and will be in compliance in all material respects with (a) the terms and conditions of such Environmental Licences and (b) all other applicable Environmental Law in each case where failure to do so would have or could reasonably be likely to have a Material Adverse Effect.

27.14	Compliance with laws

Each Obligor shall (and each of the Obligors shall procure that each of its Material Subsidiaries will) comply in all respects with all laws to which it may be subject (including ERISA and with respect to any pension scheme operated by a member of the Group) if failure so to comply would materially impair its ability to perform its payment obligations under the Finance Documents.

27.15	Insurance

Each Obligor will maintain (and each of the Obligors shall procure that each of its Material Subsidiaries maintains) all insurances for risks which are customarily insured under available and reasonable commercial insurance terms and conditions by companies carrying on a similar business.

27.16	Maintenance of property, books and records

(a)	Each Obligor will keep (and each of the Obligors will cause each of its Subsidiaries to keep) all material property useful and necessary in its business in good working order and condition, normal wear and tear excepted.

(b)	Each Obligor will keep (and each of the Obligors will cause each of its Subsidiaries to keep) proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.

27.17	Use of proceeds

(a)	No part of the proceeds of any Loan will be used, whether directly or indirectly, in a manner that violates Regulation U or X of the Board. The Obligors will not permit more than 25% of the consolidated assets of the Obligors and their Subsidiaries to consist of “margin stock,” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America. No Borrower will request any Loan or Letter or Credit, or shall use or otherwise make available, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use or otherwise make available, any proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person or entity in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b)	The proceeds of the Loans under this Agreement may only be used by the Obligors for the following purposes: (i) to repay or refinance any Indebtedness of the Obligors outstanding under the Existing Credit Facilities; (ii) to pay fees, commissions and expenses incurred in connection with the Facilities; and (iii) to finance ongoing working capital requirements and other general corporate purposes of the Borrowers and their respective Restricted Subsidiaries.

27.18	Société en nom collectif

If as a result of a change of law effective after the date of this Agreement, a partner of a société en nom collectif could no longer be jointly and severally liable for the obligations of Technip Eurocash under this Agreement the Company shall:

(a)	use its reasonable endeavours to overcome or mitigate such circumstances; and

(b)	enter into negotiations with the Agent in order to agree as soon as practicable (but in any case within 90 days) alternative arrangements or appropriate solutions, so that the legal and economic recourse of the Finance Parties is comparable to that existing prior to the occurrence of the relevant circumstances. Any agreement reached by the Agent under this paragraph will require the approval of the Majority Lenders.

27.19	Payment of obligations

Each Obligor will, and will ensure that each of its Subsidiaries will, duly and punctually pay and discharge all their respective material obligations and liabilities and all Taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits or any transactions undertaken or entered into by it or any of them due and payable by it or that Subsidiary within the time period allowed therefor without imposing material penalties where failure to do so could reasonably be expected to have a Material Adverse Effect other than in respect of amounts diligently contested in good faith.

27.20	Anti-corruption laws and Sanctions

Each Obligor will maintain in effect and enforce policies and procedures designed to ensure compliance by the Obligors, their Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA, the Bribery Act 2010 and any other applicable Anti-Corruption Laws and all applicable Sanctions.

27.21	Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries

(a)	Unless designated as an Unrestricted Subsidiary pursuant to this Clause 27.21, each Subsidiary shall be classified as a Restricted Subsidiary.

(b)	If the Company designates any Subsidiary as an Unrestricted Subsidiary pursuant to paragraph (c) below, the Company shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to (i) the fair market value as of the date of such designation of the consolidated assets of such Subsidiary minus (ii) if such Subsidiary was in existence on the Effective Date, the fair market value of the consolidated assets of such Subsidiary as of the Effective Date.

(c)	The Company may designate, by written notice to the Agent, any Subsidiary to be an Unrestricted Subsidiary if (i) before and after giving effect to such designation, no Default or Event of Default shall exist (including, without limitation, no Default or Event of Default arising as a result of failure to comply with Clause 27.10 (Transactions with Affiliates) upon the designation of such Subsidiary as an Unrestricted Subsidiary as a result of any then-existing material transactions between such Subsidiary and the Company or any Restricted Subsidiary), (ii) the Company shall be in pro forma compliance with Clause 26 (Financial Covenant) both before and after giving effect to such designation, (iii) the deemed Investment by the Company in such Unrestricted Subsidiary resulting from such designation would be permitted to be made at the time of such designation under Clause 27.8 (Investments in Unrestricted Subsidiaries) and (iv) such Subsidiary otherwise meets the requirements set forth in the definition of “Unrestricted Subsidiary”. Such written notice shall be accompanied by a certificate of a financial officer, certifying as to the matters set forth in the preceding sentence.

(d)

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation: (i) the representations and warranties of the Obligors contained in each of the Finance Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality in the text thereof, such representations and warranties must be true and correct in all respects) on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default would exist, (iii) any Indebtedness of such Subsidiary (which shall be deemed to be incurred by a Restricted Subsidiary as of the date of designation) is permitted to be incurred as of such date under Clause 27.4 (Indebtedness), (iv) any Lien over the assets of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Clause 27.5 (Negative pledge) and (v) Investments in or of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Clause 27.8 (Investments in Unrestricted Subsidiaries).

(e)	Any merger, consolidation or amalgamation of an Unrestricted Subsidiary into a Restricted Subsidiary shall be deemed to constitute a designation of such Unrestricted Subsidiary as a Restricted Subsidiary for purposes of this Agreement and, as such, must be permitted by paragraph (d) above (in addition to any other relevant provisions herein).

(f)	Notwithstanding the foregoing or anything to the contrary contained herein, no Obligor may be an Unrestricted Subsidiary.

27.22	Management of Unrestricted Subsidiaries

The Company will cause the management, business and affairs of each of the Company and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors thereof and by not permitting properties of the Company and its Restricted Subsidiaries to be commingled with that of its Unrestricted Subsidiaries) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from the Company and each Restricted Subsidiary.

28.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 28 is an Event of Default (save for Clause 28.12 (Consequences of an Event of Default).

28.1	Non-payment

(a)	A Borrower does not pay on the due date any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit at the place at and in the currency in which it is expressed to be payable, unless:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event; and

(ii)	payment is made within three Business Days of its due date.

(b)	A Borrower does not pay on the due date any amount payable under the Finance Documents not subject to paragraph (a) above at the place at and in the currency in which it is expressed to be payable unless payment is made within three Business Days of its due date.

28.2	Financial Covenant

The Obligors do not comply with any of the provisions of Clause 26 (Financial Covenant).

28.3	Other obligations

(a)	The Obligors do not comply with any provision of the Finance Documents (other than those referred to in Clauses 28.1 (Non-payment) and 28.2 (Financial Covenant)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 days of the earlier of the Agent giving notice to the Company specifying the particulars of the event concerned and an Obligor becoming aware of the failure to comply.

28.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any Compliance Certificate or financial statement or any other material information contained in any other document furnished pursuant to or in connection with any Finance Document is incorrect in any material respect (or, with respect to any representation or statement qualified by materiality or “Material Adverse Effect”, in any respect) when made or deemed to be made unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within 15 days of the earlier of the Agent notifying such misrepresentation to the Company and an Obligor becoming aware of the misrepresentation.

28.5	Cross default

Any Obligor or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period, or any event or condition occurs that results in any Material Indebtedness (other than Permitted JV Indebtedness) becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance of any Material Indebtedness (other than Permitted JV Indebtedness) prior to its scheduled maturity.

Notwithstanding the foregoing, except to the extent that the failure to make such payment results in an event of default under any other Indebtedness of any Obligor or Material Subsidiary, no Event of Default shall occur under this Clause 28.5 as a result of the failure of any Obligor or any Material Subsidiary to make any payment in respect of any Material Indebtedness if the relevant Obligor or Restricted Subsidiary has been instructed in writing not to contest its obligation to make such payment by an export credit agency or other insurance provider, multi-lateral organisation or other governmental organisation in any such case where such export credit agency, insurance provider, multi-lateral organisation or other governmental organisation has provided a guarantee or indemnity in connection with the supply of goods or services to which such Material Indebtedness relates and it is a requirement of such guarantee or indemnity that such Obligor or Material Subsidiary complies with such instructions, unless and until (a) the expiration of a period of 270 days from the date such instructions are given, (b) such instructions have expired or been revoked or are otherwise no longer in place or (c) a court of competent jurisdiction orders that such payment should be made or otherwise decides that such payment is due and payable, and in the case of (a), (b) or (c), such Obligor or Material Subsidiary fails to make such payment forthwith upon the occurrence of such event.

28.6	Insolvency, bankruptcy and insolvency proceedings

(a)	An involuntary proceeding is commenced or an involuntary petition is filed seeking:

(i)	liquidation, reorganisation or other relief in respect of an Obligor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or;

(ii)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or any Material Subsidiary or for a substantial part of its assets,

and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(b)	an Obligor or any Material Subsidiary shall:

(i)	voluntarily commence any proceeding or file any petition seeking liquidation, reorganisation or other relief under any Debtor Relief Law now or hereafter in effect;

(ii)	consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in this Clause 28.6;

(iii)	apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or any Material Subsidiary or for a substantial part of its assets;

(iv)	file an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v)	make a general assignment for the benefit of creditors;

(vi)

suspends making payments on all or any class of its indebtedness, or announce an intention to do so, or a moratorium is declared in respect of any of its indebtedness or is in state of cessation des paiements within the meaning of Article L.631-1 of the French Code de Commerce; or

(vii)	take any action for the purpose of effecting any of the foregoing;

(c)	an Obligor or any Material Subsidiary applies for, or is subject to (i) an amicable liquidation (liquidation amiable), (ii) a conciliation procedure (procedure de conciliation) within the meaning of Article L.611-4 of the French Code de Commerce, (iii) the appointment of a mandataire ad hoc as referred to in Article L.611-3 of the French Code de Commerce or of a conciliateur, (iv) a safeguard procedure (procédure de sauvegarde) within the meaning of Article L.620-1 of the French Code de Commerce, (v) an accelerated financial safeguard procedure (procédure de sauvegarde financière accélérée) within the meaning of Article L. 628-9 of the French Code de commerce, (vi) an accelerated safeguard procedure (procédure de sauvegarde accélérée) within the meaning of Article L. 628-1 et seq. of the French Code de commerce and (vii) a judgment of redressement judiciaire or of liquidation judiciaire or of a plan de cession totale ou partielle as referred to in Titres III and IV of the Livre VI of the French Code de Commerce; or

(d)	an Obligor or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(e)	there occurs, in relation to an Obligor or any Material Subsidiary, any analogous step or proceedings having a similar effect in the jurisdiction of its incorporation to any of those mentioned in paragraphs (a) and (b) above.

28.7	Creditor’s process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor or any Material Subsidiary having an aggregate value of no less than $250,000,000, or the equivalent in another currency, except where the same is being contested in good faith or is removed, discharged or paid within 28 days.

28.8	Material judgments

One or more judgments for the payment of money (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) in aggregate amount in excess of $250,000,000 and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of an Obligor or the applicable Subsidiary to enforce any such judgment;

28.9	Certain ERISA events/pension plans

(a)	Any member of the ERISA Group shall fail to pay, when due, an amount or amounts aggregating in excess of $250,000,000 which it shall have become liable to pay under Title IV of ERISA.

(b)	Notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing.

(c)	The PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan.

(d)	A condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated.

(e)	There shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more multi-employer plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $250,000,000.

(f)	An Obligor or any Material Subsidiary shall be notified that it has incurred a debt or other liability under Section 75 or 75A of the Pensions Act 1995 or has been issued with a contribution notice or financial support direction (as those terms are defined in the Pensions Act 2004), or otherwise is liable to pay any amount to a pension plan, scheme or fund.

28.10	Cessation of business

An Obligor or any Material Subsidiary ceases entirely to carry on business except as part of a transaction permitted under and carried out subject to and in accordance with the terms of the Finance Documents.

28.11	Unlawfulness and Repudiation

(a)	It is or becomes unlawful for an Obligor to perform any of its payment or other material obligations under the Finance Documents.

(b)	Any Finance Document ceases to be legal, valid, binding and enforceable against an Obligor in any respect which materially and adversely limits the ability of the Obligors to satisfy their payment obligations under the Finance Documents.

(c)	An Obligor repudiates a Finance Document.

28.12	Consequences of an Event of Default

On and at any time after the occurrence of an Event of Default (other than an event with respect to any Obligor described in Clause 28.6 (Insolvency, bankruptcy and insolvency proceedings)) and after the expiry of any applicable grace period, while such event is continuing the Agent may, and if so directed by the Majority Lenders will, by notice to the Company declare that an Event of Default has occurred and:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans, together with accrued interest and all other amounts accrued, or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand an appropriate cover from the relevant Borrower in respect of any payment shortfall.

In the case of any event with respect to any Obligor described in Clause 28.6 (Insolvency, bankruptcy and insolvency proceedings), the Total Commitments shall automatically terminate and the principal of the Loans then outstanding together with accrued interest and all other amounts accrued, or outstanding under the Finance Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

Notwithstanding the above, if after the expiry of the applicable grace periods referred to above, such Event of Default is, in the reasonable opinion of the Majority Lenders, remediable within an additional 15 days’ period (or in the case of a payment default within an additional three Business Days’ period), the Agent acting upon the instruction of the Majority Lenders, may allow an additional 15 days’ grace period (or an additional three Business Days’ grace period in the case of a payment default acting on instruction of all of the Lenders) for such Event of Default to be remedied.

SECTION 9

CHANGES TO PARTIES

29.	CHANGES TO THE LENDERS

29.1	Assignments and transfers by the Lenders

Subject to this Clause 29, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

29.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender, the Agent, the Issuing Bank or an Affiliate of a Lender or an Approved Fund; or

(ii)	made at a time when an Event of Default is continuing.

Notwithstanding the above, no assignment, transfer, sub-participation or subcontracting in relation to a Utilisation by and/or Commitment to a Borrower established in France may be effected to a New Lender incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Company, which shall not be unreasonably withheld.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time provided that the proposed transferee or assignee is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

(c)	The consent of each Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under a Letter of Credit.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 29.5 (Procedure for transfer) is complied with.

(f)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents; and

(ii)	as a result of circumstances existing at the date the assignment or transfer occurs, an Obligor would be obliged to make a payment to the New Lender under Clause 18 (Tax gross up and indemnities) or Clause 19 (Increased Costs), then the New Lender is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or transfer had not occurred. This paragraph (g) shall not apply:

(iii)	in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities; or

(iv)	in relation to Clause 18.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 18.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

29.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,500.

29.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

29.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

29.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 29.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.2 (Conditions of assignment or transfer)).

29.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, Assignment Agreement or Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

29.8	Lien over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Lien in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Lien to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Lien granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Lien shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Lien for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29.9	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders, then (in respect of any transfer pursuant to Clause 29.5 (Procedure for transfer) or any assignment pursuant to Clause 29.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at intervals of six Months after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.9), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 29.9, references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

30.	CHANGES TO THE OBLIGORS

30.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

30.2	Additional Borrowers

(a)

On the Initial Availability Date, the Company shall execute the Company Accession Letter and, upon satisfaction of the other conditions precedent set forth in Part II of Schedule 2 (Conditions Precedent), notwithstanding anything to the contrary in this Clause 30.2 or Clause 30.5 (Additional

Guarantors), the Company shall accede to this Agreement as an Additional Borrower and an Additional Guarantor.

(b)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.6 (“Know your customer” checks) with respect to any Additional Borrower or Proposed Additional Borrower, so long as no Default shall have occurred and be continuing or would result therefrom, (x) the Company may at any time and at any time designate any Eligible Subsidiary as an Additional Borrower by delivery to the Agent of an Accession Letter executed by such Eligible Subsidiary and the Company and (y) the Company may propose any other Wholly-Owned Subsidiary of the Company (a “Proposed Additional Borrower”) which is not an Eligible Subsidiary as an Additional Borrower by delivering an Accession Letter executed by such Proposed Additional Borrower and the Company to the Agent. As soon as practicable upon receipt of an Accession Letter, the Agent shall furnish a copy thereof to each Lender.

(c)	The parties hereto acknowledge and agree that, prior to any Proposed Additional Borrower becoming entitled to any Utilisation hereunder, all of the Lenders shall have consented to such Proposed Additional Borrower becoming an Additional Borrower (and upon such consents being received, such Subsidiary shall be deemed to be an Eligible Subsidiary). Any Lender that does not respond to an Accession Letter relating to any Proposed Additional Borrower within 15 Business Days after receipt of such request shall automatically be deemed to have consented to such Proposed Additional Borrower becoming an Additional Borrower (with the understanding that a response shall only be deemed to have been made by a Lender if such Lender affirmatively indicates in writing that it does or does not approve of the applicable Proposed Additional Borrower becoming an Additional Borrower).

(d)	No Eligible Subsidiary or Proposed Additional Borrower shall be entitled to any Utilisation hereunder until (x) in the case of a Proposed Additional Borrower, the consents required pursuant to the preceding clause (c) are received and (y) the satisfaction of the other conditions precedent set forth in Part III of Schedule 2 (Conditions Precedent), and upon such delivery and satisfaction such Eligible Subsidiary or Proposed Additional Borrower shall for all purposes of this Agreement and the other Finance Documents be an Additional Borrower and shall become a party to this Agreement. Each Additional Borrower shall remain an Additional Borrower until such Additional Borrower may resign pursuant to Section 30.3 (Resignation of a Borrower).

(e)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent).

(f)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (e) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

30.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company and each Original Borrower) cease to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	such Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

30.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Eligible Subsidiary that the representations and warranties hereunder which are made or are to be made by it are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30.5	Additional Guarantors

Each Additional Borrower (other than any Additional Borrower subject to any limitations arising under applicable law, as determined by the Company and the Agent at the time of delivery of its Accession Letter) shall, in its Accession Letter, designate itself as an Additional Guarantor and, upon acceding to this Agreement pursuant to Clause 30.2 (Additional Borrowers), shall be added as a Guarantor hereto and shall for all purposes of this Agreement and the other Finance Documents be a Guarantor. If any Borrower (other than the Company or any Original Borrower) ceases to be a Borrower pursuant to Clause 30.3 (Resignation of a Borrower), it shall also cease to be a Guarantor. For the avoidance of doubt, neither the Original Guarantors nor (after the Initial Availability Date) the Company may cease to be a Guarantor hereunder.

SECTION 10

THE FINANCE PARTIES

31.	ROLE OF THE AGENT, THE ARRANGERS AND THE ISSUING BANKS

31.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions.

31.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

31.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to paragraph (e) of Clause 9.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) and Clause 29.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, facility fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall provide to the Company, within five Business Days of a request by the Company, a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

31.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

31.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, any Issuing Bank or any Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Issuing Banks nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.6	Business with the Group

The Agent, the Issuing Banks and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

31.7	Rights and discretions

(a)	The Agent and the Issuing Banks may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

31.8	Responsibility for documentation

None of the Agent, the Issuing Banks nor the Arrangers is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

31.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or the Issuing Banks), neither the Agent nor any Issuing Bank will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct as finally determined by a court of competent jurisdiction;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct as finally determined by a court of competent jurisdiction; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent or, as applicable, any Issuing Bank) may take any proceedings against any officer, employee or agent of the Agent or, as applicable, any Issuing Bank in respect of any claim it might have against the Agent or, as applicable, any Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, and any officer, employee or agent of the Agent or, as applicable, the Issuing Banks may rely on this Clause 31.10.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender, and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

31.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct, as finally determined by a court of competent jurisdiction) (or, in the case of any cost, loss or liability pursuant to Clause 34.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

31.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

(c)	The Company may, on no less than 30 days’ prior notice to the Agent, require the Lenders to replace the Agent and appoint a replacement Agent if any amount payable under a Finance Document by an Obligor established in France becomes not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given.

(d)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(e)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 31 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(f)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(g)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(h)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (f) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 31 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 18.8 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 18.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

31.13	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 31 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

31.15	Relationship with the Lenders

(a)	Subject to Clause 29.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties at any time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 36.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 36.2 (Addresses) and paragraph (a)(ii) of Clause 36.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)	If the Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

31.16	Credit appraisal by the Lenders and the Issuing Bank

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Issuing Bank confirms to the Agent, the Arrangers and the Issuing Banks that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

31.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

31.18	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, and any officer, employee or agent of each Reference Bank may rely on this Clause 31.18, subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(d)	A Reference Bank which is not a Party may rely on this Clause 31.18, Clause 40.4 (Other exceptions) and Clause 42 (Confidentiality of Funding Rates), subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

32.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33.	SHARING AMONG THE FINANCE PARTIES

33.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 34 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.6 (Partial Payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank in respect of any cash cover provided for the benefit of that Issuing Bank.

33.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 34.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

33.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

33.5	Exceptions

(a)	This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

34.	PAYMENT MECHANICS

34.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) other than a Non-Cooperative Jurisdiction, and with such bank as the Agent, in each case, specifies.

34.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party) other than a Non-Cooperative Jurisdiction.

34.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 35 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders, then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

34.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 34.1 (Payments to the Agent) may instead either:

(i)	pay that amount directly to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount directly to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with a bank or financial institution and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 34.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 31.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 34.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

34.6	Partial payments

(a)	Subject to Clause 8.10 (Partial payments – Swingline Facility), if the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Issuing Banks (other than any amount under Clause 9.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 9 (Letters of Credit), Clause 9.3 (Indemnities)) under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clauses 9.2 (Claims under a Letter of Credit) and 9.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

34.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

34.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

34.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 40 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

35.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36.	NOTICES

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

36.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

36.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

36.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

36.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 36.6.

36.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37.	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Save where expressly provided otherwise, any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of (a) 360 days (other than in the case of (i) Loans denominated in sterling and (ii) ABR Loans and Swingline Loans denominated in dollars at times when the Alternate Base Rate is based on the Prime Rate), (b) 365 days in the case of Loans denominated in sterling and (c) 365/366 days in the case of ABR Loans and Swingline Loans denominated in dollars at times when the Alternate Base Rate is based on the Prime Rate, or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

38.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40.	AMENDMENTS AND WAIVERS

40.1	Required consents

(a)	Subject to Clause 40.2 (All Lender matters), Clause 40.3 (Affected Lender Matters) and Clause 40.4 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and (i) prior to the Initial Availability Date, the Obligors and (ii) from and after the Initial Availability Date, the Company. Any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 40.

40.2	All Lender matters

Subject to Clause 40.4 (Other exceptions), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Applicable Rate or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in the Total Commitments to an amount in excess of $3,000,000,000, an extension of the Availability Period beyond the date contemplated in Clause 40.9 (Extension Option) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(e)	a change to the Borrowers or Guarantors other than in accordance with Clause 30 (Changes to the Obligors);

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 12.3 (Change of Control), Clause 12.10 (Application of prepayments), Clause 29 (Changes to the Lenders), Clause 33 (Sharing among the Finance Parties), this Clause 40, Clause 46 (Governing Law) or Clause 47.1 (Jurisdiction); or

(h)	the nature or scope of the guarantee and indemnity granted under Clause 23 (Guarantee and Indemnity);

shall not be made without the prior consent of all the Lenders.

40.3	Affected Lender Matters

Subject to Clause 40.4 (Other Exceptions), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	reductions in the amount or extensions of the scheduled date of final maturity of any Loan;

(b)	reductions in the rate of interest or any fee or extensions of any due date thereof; or

(c)	increases in the amount or extensions of the expiry date of any Lender’s Commitment;

shall not be made without the prior consent of the affected Lender.

40.4	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, any Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, such Arranger or such Reference Bank, as the case may be.

40.5	Replacement of Screen Rate

Subject to Clause 40.4 (Other Exceptions), if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Company.

40.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Revolving Facility Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, (x) that Defaulting Lender’s Revolving Facility Commitment will be reduced by the amount of its Available Revolving Facility Commitment and (y) if applicable, that Defaulting Lender’s Swingline Commitment will be reduced by the amount of its Available Swingline Commitment and:

(1)	to the extent that that reduction results in that Defaulting Lender’s Revolving Facility Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above; and

(2)	to the extent that that reduction results in that Defaulting Lender’s Swingline Commitment being zero, that Defaulting Lender shall be deemed not to be a Swingline Lender for the purposes of paragraph (ii)(B) above.

(b)	For the purposes of this Clause 40.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.7	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

40.8	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, cancel that Lender’s Commitment(s) or replace such Lender in accordance with Clause 12.7 (Right of prepayment and cancellation or replacement in relation to a single Lender or Issuing Bank).

40.9	Extension Option

(a)	The Company may at any time from time to time (but on no more than two occasions), not more than 90 days and not less than 30 days prior to any anniversary of the Initial Availability Date, by notice to the Agent (who shall promptly notify the Lenders), request that each Lender extend (each such date on which an extension occurs, an “Extension Date”) such Lender’s Maturity Date to the date that is one (1) year after the Maturity Date then in effect for such Lender.

(b)	Each Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not later than the date that is 15 Business Days after the date on which the Agent received the Company’s extension request (the “Lender Notice Date”), advise the Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Maturity Date, an “Extending Lender”). Each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for extension of the Maturity Date.

(c)	The Agent shall promptly notify the Company of each Lender’s determination under paragraph (b) above.

(d)

The Company shall have the right, but shall not be obligated, on or before the applicable Maturity Date for any Non-Extending Lender, to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more New Lenders approved by the Agent and, if required pursuant to Clause 29.2(c) (Conditions of assignment or transfer), the Issuing Banks, in accordance with the procedures provided in Clause 12.7 (Right of prepayment and cancellation or replacement in relation to a single Lender or Issuing Bank), each of which New Lenders shall have entered into a Transfer Certificate (in accordance with and subject to the restrictions contained in Clause 29.5 (Procedure for transfer)) with such Non-Extending Lender, pursuant to which such New Lenders shall, effective on or before the applicable Maturity Date for such Non-Extending Lender, assume a

Commitment (and, if any such New Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more New Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Agent and the Borrowers (which notice shall set forth such Lender’s new Maturity Date), to become an Extending Lender. The Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Company but without the consent of any other Lenders.

(e)	If (and only if) the Majority Lenders have agreed to extend the Maturity Date provided for pursuant to this Clause 40.9, then, effective as of the applicable Extension Date, the Maturity Date of each Extending Lender and of each applicable New Lender shall be extended to the date that is one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each applicable New Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder. For purposes of clarity, it is acknowledged and agreed that the Maturity Date on any date of determination shall not be a date more than five years after such date of determination, whether such determination is made before or after giving effect to any extension request made hereunder.

(f)	Notwithstanding the foregoing, (x) no more than two (2) extensions of the Maturity Date shall be permitted hereunder and (y) any extension of any Maturity Date pursuant to this Clause 40.9 shall not be effective with respect to any Extending Lender unless:

(i)	no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii)	the Repeating Representations of the Obligors set forth in this Agreement are true and correct on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date); and

(iii)	the Agent shall have received a certificate dated as of the applicable Extension Date from each Obligor signed by a Responsible Officer of such Obligor (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such extension.

(g)

On the Maturity Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Borrowers shall repay such Non-Extending Lender in accordance with Clause 11 (Repayment) (and shall pay to such Non-Extending Lender all of the other obligations owing to it under this Agreement) and after giving effect thereto shall repay any amount outstanding under any Letter of Credit and prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Clause 15.4 (Break Costs)) to the extent necessary to keep outstanding Loans ratable with the revised proportion of each Extending Lender’s Available Revolving Facility Commitment to the Available Revolving Facility as of such date, and the Agent shall administer any necessary reallocation of each Extending Lender’s participation in any outstanding Utilisations (without regard to any minimum borrowing requirements contained elsewhere in this Agreement).

(h)	This Clause 40.9 (Extension Option) shall supersede any other provisions in this Clause 40 or Clause 33 (Sharing among the Finance Parties) to the contrary.

40.10	Amendments and Waivers of Sanctions Provisions

In connection with any amendment, waiver, determination or direction relating to any Sanctions Provision with respect to which a Restricted Lender does not have the benefit pursuant to Clause 45 (Anti-Boycott Regulations), the Commitment of that Restricted Lender and the Revolving Facility Loans, participations in Letters of Credit and Swingline Loans of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders to such amendment or waiver has been obtained or whether the determination or direction by the Majority Lenders has been made.

41.	CONFIDENTIAL INFORMATION

41.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, reinsurers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 31.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Lien (or may do so) pursuant to Clause 29.8 (Lien over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

41.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 46 (Governing Law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Maturity Date;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Company and each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

41.4	Entire agreement

This Clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding

Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41.

41.7	Continuing obligations

The obligations in this Clause 41 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	CONFIDENTIALITY OF FUNDING RATES

42.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the relevant Borrower pursuant to Clause 13.4 (Notification of rates of interest) or Clause 8.5 (Interest); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance

Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information, except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

42.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 42.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 42.

42.3	No Event of Default

No Event of Default will occur under Clause 28 (Events of Default) by reason only of an Obligor’s failure to comply with this Clause 42.

43.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44.	ACKNOWLEDGEMENT

The Parties acknowledge that, by countersigning this Agreement on the signature pages hereto, Technip does not become a party to this Agreement and does not obtain any rights or incur any obligations under this Agreement.

45.	ANTI-BOYCOTT REGULATIONS

With respect to each Restricted Lender, the Sanctions Provisions shall only apply for the benefit of such Restricted Lender to the extent that such application would not result in any violation by such Restricted Lender of any Anti-Boycott Regulations specified in its Restricted Lender Notice.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

46.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

47.	ENFORCEMENT

47.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 47.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

47.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)

FMC Technologies, Inc. Technip Eurocash SNC (a subsidiary of Technip S.A. as of the Effective Date)	3315658 428 574 248

Name of Original Guarantor	Registration number (or equivalent, if any)

FMC Technologies, Inc.	3315658

Part IIA

The Original Lenders

Name of Original Lender	Revolving Facility Commitment	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)	Status - Non- Acceptable L/C Lender: Yes/No
JPMorgan Chase Bank, N.A.	$185,000,000	13/M/268710/DTTP (USA)	No
Société Générale	$185,000,000	5/S/70085/DTTP (France)	No
Bank of America, N.A.	$185,000,000	13/B/7418/DTTP (USA)	No
BNP Paribas	$185,000,000	5/B/255139/DTTP (France)	No
Credit Agricole Corporate and Investment Bank	$185,000,000	5/C/222082/DTTP (France)	No
Sumitomo Mitsui Banking Corporation Europe Limited, Paris Branch	$185,000,000	N/A	No
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$185,000,000	43/B/322072/DTTP (Japan)	No
Wells Fargo Bank International (Wells Fargo Bank International UC)	$185,000,000	12/W/356771/DTTP (Ireland)	No
Barclays Bank PLC	$135,000,000	N/A	No
Citibank Europe plc	$135,000,000	12/C/355825/DTTP (Ireland)	No
Deutsche Bank Luxembourg S.A.	$135,000,000	48/D/72718/DTTP (Luxembourg)	No
HSBC France	$135,000,000	5/H/310721/DTTP (France)	No

Skandinaviska Enskilda Banken AB (publ)	$135,000,000	73/S/42621/DTTP (Sweden)	No
Standard Chartered Bank	$135,000,000	N/A	No
Banco Santander S.A. (Paris Branch)	$80,000,000	9/S/267974/DTTP (Spain)	No
SA Credit Industriel et Commercial (Credit Industriel ET Commercial)	$80,000,000	5/S/357424/DTTP (France)	No
The Northern Trust Company	$50,000,000	13/N/60122/DTTP (USA)	No

Part IIB

The Original Swingline Lenders

Name of Original Swingline Lender	Swingline Commitment	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
JPMorgan Chase Bank, N.A.	$250,000,000	13/M/268710/DTTP (USA)
Société Générale	$250,000,000	5/S/70085/DTTP (France)

Part III

The Original Issuing Banks

Name of Original Issuing Bank	LC Commitment	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
JPMorgan Chase Bank, N.A.	$93,750,000	13/M/268710/DTTP (USA)
Société Générale	$93,750,000	5/S/70085/DTTP (France)
Bank of America, N.A.	$93,750,000	13/B/7418/DTTP (USA)
BNP Paribas	$93,750,000	5/B/255139/DTTP (France)
Credit Agricole Corporate and Investment Bank	$93,750,000	5/C/222082/DTTP (France)
Sumitomo Mitsui Banking Corporation Europe Limited, Paris Branch	$93,750,000	N/A
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$93,750,000	43/B/322072/DTTP (Japan)
Wells Fargo Bank International (Wells Fargo Bank International UC)	$93,750,000	12/W/356771/DTTP (Ireland)

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Effective Date

1.	ORIGINAL OBLIGORS

(a)	In respect of each Original Obligor (other than Technip Eurocash), a copy of its constitutional documents (or equivalent) (including customary filings and certificates of good standing from appropriate registers in its relevant jurisdiction), including the certificate of incorporation or formation, deed of incorporation and articles of association (if different from those contained in the deed of incorporation).

(b)	In respect of Technip Eurocash, (1) a copy of the articles of association of Technip Eurocash, (ii) a non-bankruptcy certificate (certificat de non faillite) of Technip Eurocash, (iii) a Kbis extract of Technip Eurocash (Extrait Kbis), and (iv) the decision of the partners (associés) of Technip Eurocash whereby the managing director (gérant) has been appointed.

(c)	A copy of a resolution of the board of directors or equivalent body of each Original Obligor (other than Technip Eurocash):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or other notice to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party);

(iv)	resolving that the entry into this Agreement and any other Finance Documents to which it is a party is in the best interests of and to the benefit of the relevant Borrower; and

(v)	authorising the Company to act as its agent in connection with the Finance Documents.

(d)	A specimen of the signature of each person authorised by (i) in respect of each Original Obligor (other than Technip Eurocash), the resolution referred to in (c) above or (ii) in respect of Technip Eurocash, the managing director (gérant) of Technip Eurocash.

(e)

If required or customary under applicable law, a copy of a resolution signed by all the holders of all the issued shares of the relevant Original Obligor approving the terms of, and the transactions contemplated by, the Finance

Documents to which the relevant Original Obligor is a party and resolving that it execute the Finance Documents to which it is a party.

(f)	A certificate of each Original Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limitation binding on it to be exceeded.

(g)	A certificate of an authorised signatory of each Original Obligor (other than Technip Eurocash) dated the Effective Date and certifying that each copy document relating to it specified in paragraphs (a), (c), (d) and (e) of section 1 of Part I (Conditions Precedent to Effective Date) of this Schedule 2 is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the Effective Date.

(h)	A certificate of an authorised signatory of Technip Eurocash dated the Effective Date and certifying that each copy document relating to it specified in paragraphs (b) and (d) of section 1 of Part I (Conditions Precedent to Effective Date) of this Schedule 2 is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the Effective Date.

(i)	Evidence satisfactory to the Agent that at least five Business Days prior to the Effective Date each Lender has carried out and is satisfied with the results of all “know your client”, USA Patriot Act, anti-money laundering and other similar checks required by each Finance Party in relation to each Original Obligor.

2.	FINANCE DOCUMENTS

A copy of each of the following documents in the agreed form, each duly executed and delivered by each party thereto:

(a)	this Agreement; and

(b)	the EGR Letter.

3.	FINANCIAL INFORMATION

A copy of the audited financial statements for each of Technip and FMCTI, in respect of the financial year ended 31 December 2015.

4.	OTHER DOCUMENTS AND EVIDENCE

(a)	A complete and correct copy of the Business Combination Agreement (including all amendments, supplements and other modifications thereto effected on or prior to the Effective Date) and all material agreements entered into in connection therewith.

(b)	Confirmation that the Finance Parties shall have received all fees required to be paid on or before the Effective Date, and all expenses required to be reimbursed by the Borrowers for which invoices have been presented at least two Business Days prior to the Effective Date.

(c)	A copy of any other document, certificate and other customary deliverable requested by the Agent.

Part II

Conditions Precedent to Initial Availability Date and first Utilisation

1.	OBLIGORS

(a)	In respect of the Company, a copy of its constitutional documents (or equivalent), including the certificate of incorporation or formation, deed of incorporation and articles of association (if different from those contained in the deed of incorporation).

(b)	A copy of a resolution of the board of directors or equivalent body of the Company:

(i)	approving the terms of, and the transactions contemplated by, the Company Accession Letter and the other Finance Documents to which it is a party and resolving that it execute the Company Accession Letter and the other Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Company Accession Letter and the other Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or other notice to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party).

(c)	A specimen of the signature of each person authorised by the resolution referred to in (b) above.

(d)	A certificate of the Company (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limitation binding on it to be exceeded.

(e)	A certificate of an authorised signatory of the Company dated the Initial Availability Date and certifying that each copy document relating to it specified in paragraphs (a) to (c) of section 1 of Part II (Conditions Precedent to Initial Availability Date and first Utilisation) of this Schedule 2 is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the Initial Availability Date.

(f)	The Company and the Agent shall have executed the Company Accession Letter.

(g)	For each Obligor (other than the Company and Technip Eurocash), a certificate of a Responsible Officer of such Obligor certifying that the items previously delivered pursuant to paragraphs (a), (c), (d), (e), (f) and (g) of section 1 of Part I (Conditions Precedent to Effective Date) of this Schedule 2 remain in full force and effect and have not been modified in any respect since the Effective Date (or, if any such document no longer remains in full force and effect or has been modified since the Effective Date, copies of all replacements thereof or modifications thereto).

(h)	For Technip Eurocash, a certificate of an authorised signatory of Technip Eurocash certifying that the items previously delivered pursuant to paragraphs (b), (d), (f) and (h) of section 1 of Part I (Conditions Precedent to Effective Date) of this Schedule 2 remain in full force and effect and have not been modified in any respect since the Effective Date (or, if any such document no longer remains in full force and effect or has been modified since the Effective Date, copies of all replacements thereof or modifications thereto).

(i)	To the extent available, good standing certificates with respect to each Obligor.

(j)	For each Obligor, a certificate of a Responsible Officer (or, in the case of Technip Eurocash, an authorised representative of a Responsible Officer) of such Obligor certifying as to

(i)	the accuracy of all representations and warranties in the Finance Documents in all material respects (except for any representation and warranty that is qualified by materiality or reference to material adverse effect, which such representation and warranty shall be true and correct in all respects); and

(ii)	the absence of any Default or Event of Default under the Finance Documents, in each case on the Initial Availability Date.

(k)	For each Obligor, a certificate of a Responsible Officer (or, in the case of Technip Eurocash, an authorised representative of a Responsible Officer) of such Obligor certifying that since 31 December 2015 there shall not have occurred any event, condition or circumstance not otherwise disclosed to the Lenders prior to the Effective Date (including, without limitation, any facts publicly disclosed by Technip or FMCTI prior to the Effective Date) that has resulted in a material adverse change in the business or financial condition of the Borrowers and their respective Subsidiaries, taken as a whole.

(l)	To the extent that the Initial Availability Date occurs after the Total Capitalisation Ratio Effective Date, the Agent shall have received a certificate of a financial officer of the Company confirming that, after giving effect to the Mergers, the Borrowers are in compliance with Clause 26 (Financial Covenant).

(m)

Evidence satisfactory to the Agent that at least five Business Days prior to the Initial Availability Date each Lender has carried out and is satisfied with the results of all “know your client”, USA Patriot Act, anti-money laundering and other similar checks required by each Finance Party in relation to the Company.

2.	OTHER DOCUMENTS AND EVIDENCE

(a)	Complete and correct copies of all amendments, supplements and other modifications to the Business Combination Agreement effected after the Effective Date and on or prior to the Initial Availability Date and all material agreements entered into in connection therewith since the Effective Date.

(b)	To the extent that the Initial Availability Date occurs after 28 February 2017, the audited financial statements for each of Technip and FMCTI in respect of the fiscal year ended 31 December 2016.

(c)	Each Finance Party shall have received all fees required to be paid on or before the Initial Availability Date, and all expenses required to be reimbursed by the Borrowers for which invoices have been presented at least two Business Days prior to the Initial Availability Date.

(d)	The Merger shall have been consummated at least one day prior to the proposed Initial Availability Date pursuant to and on the terms set forth in the Business Combination Agreement and without giving effect to amendments, supplements, waivers or other modifications to the Business Combination Agreement that are adverse in any material respect to the Lenders.

(e)	(i)	Evidence of the repayment in full of all unpaid principal and accrued interest and fees under, and the termination of all commitments to lend under, the Existing Credit Facilities.

(ii)	Payoff documentation providing evidence satisfactory to the Agent that the Existing Credit Agreements have been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all indebtedness owing thereunder has been repaid, which repayment and termination may occur substantially simultaneously with the consummation of the Mergers.

(f)	A copy of any other document, certificate and other customary deliverable requested by the Agent.

3.	LEGAL OPINIONS

(a)	A legal opinion from Sidley Austin LLP, English legal adviser to the Agent, in respect of the legality, validity and binding nature of the Finance Documents, in form and substance satisfactory to the Agent;

(b)	A legal opinion from Darrois Villey Maillot Brochier, French legal adviser to Technip Eurocash, in respect of the due incorporation, capacity and due authorisation of Technip Eurocash, in form and substance satisfactory to the Agent; and

(c)	A legal opinion from Vinson & Elkins LLP, English and Delaware legal adviser to the Company and FMCTI, in respect of the due incorporation, capacity and due authorisation of the Company and FMCTI respectively, and certain other matters, in form and substance satisfactory to the Agent.

Part III

Conditions precedent required to be delivered by an Additional Borrower

1.	ADDITIONAL BORROWER DOCUMENTS:

(a)	In respect of each Additional Borrower, a copy of its constitutional documents (or equivalent) (including customary filings and certificates of good standing from appropriate registers in its relevant jurisdiction), including the certificate of incorporation or formation, deed of incorporation and articles of association (if different from those contained in the deed of incorporation).

(b)	A copy of a resolution of the board of directors or equivalent body of each Additional Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and other Finance Documents to which it is a party and resolving that it execute the Accession Letter and other Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or other notice to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party);

(iv)	resolving that the entry into this Agreement, the Accession Letter and any other Finance Documents to which it is a party is in the best interests of and to the benefit of the relevant Additional Borrower; and

(v)	authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in (b) above.

(d)	If required or customary under applicable law, a copy of a resolution signed by all the holders of all the issued shares of the relevant Additional Borrower approving the terms of, and the transactions contemplated by, the Accession Letter and other Finance Documents to which the relevant Additional Borrower is a party and resolving that it execute the Accession Letter and other Finance Documents to which it is a party.

(e)	A certificate of each Additional Borrower (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limitation binding on it to be exceeded.

(f)	A certificate of an authorised signatory of each Additional Borrower dated the date of the effective date of the applicable Accession Letter and certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the date of such Accession Letter.

(g)	Evidence satisfactory to the Agent that at least five Business Days prior to the date of the applicable Accession Letter each Lender has carried out and is satisfied with the results of all “know your client”, USA Patriot Act, anti-money laundering and other similar checks required by each Finance Party in relation to such Additional Borrower.

2.	FINANCE DOCUMENTS

A copy of the Accession Letter in the agreed form, duly executed and delivered by each party thereto.

3.	LEGAL OPINIONS

Legal opinions each in form and substance satisfactory to the Agent of counsel to the Additional Borrower in the jurisdiction in which such Additional Borrower is incorporated or established in respect of such matters as the Agent shall require and, if requested by the Agent, of counsel to the Agent in respect of the legality, validity and binding nature of the Accession Letter and this Agreement and such other matters as are customarily provided in legal opinions for accession to facility agreements similar to this Agreement.

SCHEDULE 3

UTILISATION REQUESTS

Part IA

Utilisation Request - Revolving Facility Loans

From:	[Borrower]

To:	JPMorgan Chase Bank, N.A., as Agent

Dated:

Dear Sirs

TechnipFMC plc – $2,500,000,000 Facility Agreement

dated 12 January 2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Revolving Facility Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Revolving Facility Loan:	[ ]

Amount:	[ ] or, if less, the Available Revolving Facility

If in dollars, whether Revolving Facility Loan is to be a LIBOR Loan or an ABR Loan:	[ ]

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.3 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[This Revolving Facility Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Revolving Facility Loan]/[The proceeds of this Revolving Facility Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

Part IB

Utilisation Request - Swingline Loans

From:	[Borrower]

To:	JPMorgan Chase Bank, N.A., as Agent

Dated:

Dear Sirs

TechnipFMC plc - $2,500,000,000 Facility Agreement

dated 12 January 2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Swingline Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Swingline Facility

Amount:	[Euro]/[$] [ ] or, if less, the Available Swingline Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in paragraph (b) of Clause 6.5 (Swingline Lenders’ participation) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Swingline Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

Part IC

Utilisation Request - Letters of Credit

From:	[Borrower]

To:	JPMorgan Chase Bank, N.A., as Agent

Dated:

Dear Sirs

TechnipFMC plc - $2,500,000,000 Facility Agreement

dated 12 January 2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below on the following terms:

Issuing Bank:	[ ]

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Revolving Facility

Currency of Letter of Credit:	[ ]

Amount:	[ ] or, if less, the Available Revolving Facility in relation to Revolving Facility

Beneficiary:	[ ]

Term:	[ ]

3.	We confirm that each condition specified in paragraph (b) of Clause 7.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	The purpose of this proposed Letter of Credit is [ ].

6.	This Utilisation Request is irrevocable.

7.	[Specify delivery instructions].

Yours faithfully,

authorised signatory for

[name of relevant Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	JPMorgan Chase Bank, N.A., as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

TechnipFMC plc – $2,500,000,000 Facility Agreement

dated 12 January 2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 29.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 29.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 29.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is, in respect of any French Obligor:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[1]

and that it is [not] incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

[1]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is, in respect of any UK Obligor:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[2]

6.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the UK for UK tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the UK; or

(ii)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][3]

7.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ][4], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]5

[7/8.]	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[2]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.
[3]	Include if New Lender comes within paragraph (a)(i)(B) of the definition of Qualifying Lender in Clause 18.1 (Definitions).
[4]	Insert jurisdiction of tax residence.
[5]	Include if New Lender holds a passport under the HMRC DT treaty Passport scheme and wishes that scheme to apply to the Agreement.

[8/9.]	The New Lender confirms that it [is]/[is not][6] a Non-Acceptable L/C Lender.

[9/10.]	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it governed by English law.

[10/11].	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

JPMorgan Chase Bank, N.A., as Agent

By:

[6]	Delete as applicable.

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	JPMorgan Chase Bank, N.A., as Agent and TechnipFMC plc as the Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

TechnipFMC plc - $2,500,000,000 Facility Agreement

dated 12 January 2017 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 29.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above[7].

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 29.4 (Limitation of responsibility of Existing Lenders).

[7]	If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at primary documentation stage.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is, in respect of any French Obligor:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[8]

and that it is [not] incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

8.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is, in respect of any UK Obligor:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[9]

9.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the UK for UK tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the UK; or

(ii)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][10]

10.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ][11], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

[8]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.
[9]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.
[10]	Include only if New Lender is a UK Non-Bank Lender – i.e. falls within paragraph (a)(i)(B) of the definitions of Qualifying Lender in Clause 18.1 (Definitions)).
[11]	Insert jurisdiction of tax residence.

(a)	each UK Obligor which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]12

[10/11].	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 29.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[11/12.]	The New Lender confirms that it [is]/[is not][13] a Non-Acceptable L/C Lender.

[12/13].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[13/14].	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[14/15].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

[12]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.
[13]	Delete as applicable.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                    ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

JPMorgan Chase Bank, N.A., as Agent

By:

SCHEDULE 6

ACCESSION LETTERS

Part I – Form of Accession Letter

To:	JPMorgan Chase Bank, N.A., as Agent

From:	[Subsidiary (the “New Borrower”)] and TechnipFMC plc

Dated:

Dear Sirs

TechnipFMC plc – $2,500,000,000 Facility Agreement

dated 12 January 2017 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	Under the Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Additional Borrowers (collectively with the Company and the Original Borrowers, the “Borrowers”), and the Company and the New Borrower desire that the New Borrower become an Additional Borrower. In addition, the New Borrower hereby authorises the Company to act on its behalf as and to the extent provided for in the Agreement.

3.	Each of the Company and the New Borrower represents and warrants that the representations and warranties of the Company in the Agreement relating to the New Borrower and the Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date.

4.	The Company agrees that the guarantee of the Company and the other Guarantors contained in the Agreement will apply to the obligations of the New Borrower[, and the New Borrower agrees that it shall become a Guarantor with respect to the obligations of the other Borrowers under the Finance Documents].

2.	Upon execution of this Accession Letter by each of the Company, the New Borrower and the Agent, the New Borrower agrees to become an Additional Borrower [and Guarantor] and to be bound by the terms of the Agreement as an Additional Borrower [and Guarantor] pursuant to Clause 30.2 (Additional Borrowers) of the Agreement. New Borrower is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	The Company confirms that no Default or Event of Default is continuing or would occur as a result of New Borrower becoming an Additional Borrower.

4.	New Borrower’s administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Accession Letter is entered into by deed.

TechnipFMC plc	[Subsidiary]

Part II – Company Accession Letter

To:	JPMorgan Chase Bank, N.A., as Agent

From:	TechnipFMC plc (the “Company”)

Dated:	[Initial Availability Date]

Dear Sirs

TechnipFMC plc – $2,500,000,000 Facility Agreement

dated 12 January 2017 (the “Agreement”)

1.	We refer to the Agreement. This is the Company Accession Letter. Terms defined in the Agreement have the same meaning in this Company Accession Letter unless given a different meaning in this Company Accession Letter.

2.	Under the Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Additional Borrowers (collectively with the Original Borrowers, the “Borrowers”), and the Company desires to become an Additional Borrower.

3.	The Company represents and warrants that the representations and warranties of the Company in the Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date.

4.	The Company agrees that it shall become a Guarantor with respect to the obligations of the other Borrowers under the Finance Documents.

5.	Upon execution of this Company Accession Letter by each of the Company and the Agent, the Company agrees to become an Additional Borrower and Additional Guarantor and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 30.2 (Additional Borrowers) of the Agreement and an Additional Guarantor pursuant to Clause 30.5 (Additional Guarantors) of the Agreement. The Company is a company duly incorporated under the laws of England and Wales.

6.	The Company confirms that no Default or Event of Default is continuing or would occur as a result of the Company becoming an Additional Borrower or an Additional Guarantor.

7.	The Company’s administrative details are as follows:

Address:

Fax No:

Attention:

8.	This Company Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Company Accession Letter is entered into by deed.

TechnipFMC plc	Agent

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	JPMorgan Chase Bank, N.A., as Agent

From:	[resigning Borrower] and TechnipFMC plc

Dated:

Dear Sirs

TechnipFMC plc – $2,500,000,000 Facility Agreement

dated 12 January 2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 30.3 (Resignation of a Borrower), we request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	such Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

TechnipFMC plc	[Subsidiary]

By:	By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	JPMorgan Chase Bank, N.A., as Agent

From:	TechnipFMC plc

Dated:

Dear Sirs

TechnipFMC plc – $2,500,000,000 Facility Agreement

dated 12 January 2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the Total Capitalisation Ratio as of the financial quarter ended was: , as demonstrated by the calculations attached hereto.

3.	We confirm that we are in compliance with Clause 27.4 (Indebtedness) of the Agreement, as demonstrated by the calculations attached hereto.

4.	[We confirm that no Default is continuing.][14]

5.	[Attached hereto is an updated list of all Material Subsidiaries.][15]

Signed:
Chief Financial Officer CFO of TechnipFMC plc

[insert applicable certification language]16

for and on behalf of

[name of auditors of the Company]]17

[14]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
[15]	To be included in the Compliance Certificate delivered with the annual financial statements.
[16]	To be agreed with the Company’s auditors and the Lenders before signing the Agreement.
[17]	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the auditors. To be agreed with the Company’s auditors before signing the Agreement.

SCHEDULE 9

EXISTING LIENS

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

THIS CONFIDENTIALITY UNDERTAKING is dated [●] and made between:

(1)	[●]; and

(2)	[●].

Either party (in this capacity the “Purchaser”) may from time to time consider acquiring an interest from the other party (in this capacity the “Seller”) in $2,500,000,000 Facility Agreement for TechnipFMC plc (the “Facility Agreement”) and/or any of the other Finance Documents Agreements which, subject to the terms of the relevant Finance Document, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more relevant Finance Documents and/or one or more relevant Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (each an “Acquisition”). In consideration of the Seller agreeing to make available to the Purchaser certain information in relation to each Acquisition it is agreed as follows:

1.	CONFIDENTIALITY UNDERTAKING

1.1	The Purchaser undertakes in relation to each Acquisition made or which may be made by it (a) to keep all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition is protected with security measures and a degree of care that would apply to the Purchaser’s own confidential information and (b) until that Acquisition is completed, to use the Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

The Purchaser may disclose in relation to each Acquisition made or which may be made by it:

2.1	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers and auditors such Confidential Information as the Purchaser shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

2.2	subject to the requirements of the relevant Agreement, to any person:

(a)	to (or through) whom the Purchaser assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations which it may acquire under that Agreement such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to the Purchaser in equivalent form to this undertaking;

(b)	with (or through) whom the Purchaser enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to that Agreement or any relevant Obligor such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to the Purchaser in equivalent form to this undertaking;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate; and

2.3	notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose such Confidential Information under the Agreement to which that Acquisition relates, as if such permissions were set out in full in this undertaking for the purposes of that Acquisition and as if references in those permissions to Finance Party were references to the Purchaser for the purposes of that Acquisition.

3.	NOTIFICATION OF DISCLOSURE

The Purchaser agrees in relation to each Acquisition made or which may be made by it (to the extent permitted by law and regulation) to inform the Seller:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information relating to that Acquisition has been disclosed in breach of this undertaking.

4.	RETURN OF COPIES

If the Purchaser does not enter into an Acquisition and the Seller so requests in writing, the Purchaser shall return or destroy all Confidential Information supplied to the Purchaser by the Seller in relation to that Acquisition and destroy or permanently erase (to the extent technically practicable) all copies of such Confidential Information made by the Purchaser and use its reasonable endeavours to ensure that anyone to whom the Purchaser has supplied any such Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that the Purchaser or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this undertaking are continuing and, in particular, shall survive and remain binding on the Purchaser in relation to each Acquisition made or which may be made by it until (a) if the Purchaser becomes a party to the Agreement to which that Acquisition relates as a lender of record, the date on which the Purchaser becomes such a party to such Agreement; (b) if the Purchaser enters into that Acquisition but it does not result in the Purchaser becoming a party to the Agreement to which that Acquisition relates as a lender of record, the date falling twelve months after the date on which all of the Purchaser’s rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of the Purchaser’s final receipt (in whatever manner) of any Confidential Information in relation to that Acquisition.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

The Purchaser acknowledges and agrees that, in relation to each Acquisition made or which may be made by it:

6.1	neither the Seller, nor any member of the relevant Group nor any of the Seller’s or the relevant Group’s respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or be otherwise liable to the Purchaser or any other person in respect of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any such information; and

6.2	the Seller or members of the relevant Group may be irreparably harmed by the breach of the terms of this undertaking and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this undertaking by the Purchaser.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1	This undertaking constitutes the entire agreement between the Seller and the Purchaser in relation to the Purchaser’s obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising any right or remedy under this undertaking will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this undertaking.

7.3	The terms of this undertaking and the Purchaser’s obligations under this undertaking may only be amended or modified by written agreement between the parties.

8.	INSIDE INFORMATION

The Purchaser acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Purchaser undertakes not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by the Purchaser in this undertaking are given to the Seller and are also given for the benefit of the relevant Company and each other member of the relevant Group.

10.	THIRD PARTY RIGHTS

10.	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this undertaking has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this undertaking.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this undertaking, the parties to this undertaking do not require the consent of any Relevant Person to rescind or vary this undertaking at any time.

11.	GOVERNING LAW AND JURISDICTION

11.1	This undertaking and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of any Acquisition) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this undertaking (including a dispute relating to any non-contractual obligation arising out of or in connection with either this undertaking or the negotiation of any Acquisition).

12.	DEFINITIONS

In this undertaking terms defined in the relevant Agreement (as defined below) shall, unless the context otherwise requires, have the same meaning and:

“Agreement” means any credit agreement in which the Seller has an interest and which requires the Seller to obtain from the Purchaser an undertaking in or substantially in the form of this undertaking as a condition to permitting disclosure by the Seller of certain information to the Purchaser.

“Company” means, in relation to each Acquisition, the principal company party to the relevant Agreement.

“Confidential Information” means, in relation to each Acquisition, all information relating to the relevant Company, any relevant Obligor, the relevant Group, the relevant Finance Documents, [the/a] relevant Facility and/or that Acquisition which is received by the Purchaser in relation to the relevant Finance Documents or [the/a] relevant Facility from the Seller or any of its affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Purchaser of this undertaking; or

(b)	is identified in writing at the time of delivery as non-confidential by the Seller or its advisers; or

(c)	is known by the Purchaser before the date the information is disclosed to the Purchaser by the Seller or any of its affiliates or advisers or is lawfully obtained by the Purchaser after that date, from a source which is, as far as the Purchaser is aware, unconnected with the relevant Group and which, in either case, as far as the Purchaser is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means, in relation to each Acquisition, the relevant Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted Purpose” means, in relation to each Acquisition, considering and evaluating whether to enter into that Acquisition.

This undertaking has been entered into on the date stated at the beginning of this undertaking.

SIGNATURES

[                    ]

By:

[                    ]

By:

SCHEDULE 11

TIMETABLES

Part I

Loans

	Revolving Facility Loans in dollars	Revolving Facility Loans in euro	Revolving Facility Loans in sterling
Delivery of a duly completed Utilisation Request for Revolving Facility Loans (Clause 5.1 (Delivery of a Utilisation Request))	LIBOR Loans: 11:00 a.m. (Central Time) three Business Days prior to the proposed Utilisation Date ABR Loans: 11:00 a.m. (Central Time) one Business Day prior to the proposed Utilisation Date	10:00 a.m. (London time) three Business Days prior to the proposed Utilisation Date	10:00 a.m. (London time) one Business Day prior to the proposed Utilisation Date

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Revolving Facility Loan, if required under Clause 5.4 (Lenders’ participation), and notifies the Lenders of the Revolving Facility Loan in accordance with Clause 5.4 (Lenders’ participation)	LIBOR Loans: 5:00 p.m. (Central Time) three Business Days prior to the proposed Utilisation Date ABR Loans: 1:00 p.m. (Central Time) one Business Day prior to the proposed Utilisation Date	5:00 p.m. (London time) three Business Days prior to the proposed Utilisation Date	5:00 p.m. (London time) one Business Day prior to the proposed Utilisation Date

Agent receives a notification from a Lender under Clause 10.2 (Unavailability of a currency)	N/A	Quotation Day 2:00 p.m. (London time)	Quotation Day 2:00 p.m. (London time)

Agent gives notice in accordance with Clause 10.2 (Unavailability of a currency)	N/A	Quotation Day 5:00 p.m. (London time)	Quotation Day 5:00 p.m. (London time)

LIBOR or EURIBOR is fixed	LIBOR Loans: Quotation Day 11:00 a.m. (Central Time) ABR Loans: N/A	Quotation Day 10:00 a.m. (London time)	Quotation Day 11:00 a.m.(London time)

	Swingline Loans in dollars	Swingline Loans in euro
Delivery of a duly completed Utilisation Request for Swingline Loans (Clause 6.3 (Delivery of a Utilisation Request for Swingline Loans))	11:00 a.m. (Central Time) on the proposed Utilisation Date	10:00 a.m. (London time) on the proposed Utilisation Date

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Swingline Loan, if required under Clause 6.5 (Swingline Lenders’ participation) and notifies each Swingline Lender of the amount of its participation in the Swingline Loan under Clause 6.5 (Swingline Lenders’ participation)	N/A	12:00 noon (London time) on the proposed Utilisation Date

Part II

Letters of Credit

	Letters of Credit in dollars	Letters of Credit in other currencies
Delivery of a duly completed Utilisation Request (Clause 7.2 (Delivery of a Utilisation Request for Letters of Credit))	11:00 a.m. (Central Time) three Business Days prior to the proposed Utilisation Date	10:00 a.m. (London time) three Business Days prior to the proposed Utilisation Date

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit, if required under paragraph (d) of Clause 7.5 (Issue of Letters of Credit) and notifies the Issuing Bank and the Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 7.5 (Issue of Letters of Credit)	N/A	5:00 p.m. (London time) three Business Days prior to the proposed Utilisation Date

Delivery of a duly completed Renewal Request (Clause 7.6 (Renewal of a Letter of Credit))	11:00 a.m. (Central Time) three Business Days prior to the proposed Utilisation Date	10:00 a.m. (London time) three Business Days prior to the proposed Utilisation Date

Relevant Borrower to pay relevant Issuing Bank amount of any claim paid by such Issuing Bank (Clause 9.2 (Claims under a Letter of Credit))	12:00 noon (Central Time) two Business Days after the date on which the relevant Issuing Bank notifies the relevant Borrower that it has paid (or will on such date pay) such claim	12:00 noon (London Time) two Business Days after the date on which the relevant Issuing Bank notifies the relevant Borrower that it has paid (or will on such date pay) such claim

SCHEDULE 12

FORM OF LETTER OF CREDIT

To:	[Beneficiary] (the “Beneficiary”)

On behalf of: [Borrower]

[Date]

Irrevocable Standby Letter of Credit no.[    ]

At the request of [                    ], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

“Demand” means a demand for a payment under this Letter of Credit in the form of the Schedule to this Letter of Credit.

“Expiry Date” means [                    ].

“Total L/C Amount” means [                     ].

2.	Issuing Bank’s agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [ ] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [ ] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [                     ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by registered letter with acknowledgment of receipt, international express mail, fax, telex or authenticated Swift message to the Issuing Bank following Swift code [                    ] and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

[                    ]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully,

[Issuing Bank]

By:

SCHEDULE

FORM OF DEMAND

To:	[ISSUING BANK]

[Date]

Dear Sirs

Standby Letter of Credit no. [                    ] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

SCHEDULE 13

FORM OF INCREASE CONFIRMATION

To:	[●] as Agent, [[●] as Issuing Bank][18] and TechnipFMC plc as the Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:	[●]

Dear Sirs

$2,500,000,000 Facilities for TechnipFMC plc

Facility Agreement dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule hereto (Relevant Commitment / Rights and obligations to be assumed by the Increase Lender) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule hereto.

7.	The Increase Lender confirms that it is (for the benefit of the Agent and without liability to the Company or any Obligor):

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is, in respect of any French Obligor:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender]. [19]

[18]	Only if given in respect of Revolving Facility Commitments.
[19]	Delete as applicable – each Increase Lender is required to confirm which of these three categories it falls within.

and that it is [not] incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

9.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is, in respect of any UK Obligor:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[20]

10.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the UK for UK tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the UK; or

(ii)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

11.	[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●][21], so that interest payable to it by borrowers incorporated in the UK is generally subject to full exemption from UK withholding tax, and requests that the Party notify:

(a)	each UK Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date and is a UK Borrower,

that it wishes that scheme to apply to the Agreement.]22

12.	[The Increase Lender confirms that it [is]/ [is not] a Non-Acceptable L/C Lender.]

[20]	Delete as applicable – each Increase Lender is required to confirm which of these three categories it falls within.
[21]	Insert jurisdiction of tax residence.
[22]	Include if Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

13.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase).

14.	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

15.	This Agreement and any non-contractual obligations arising out of, or in connection with, it are governed by English law. The provisions of Clause 47 (Enforcement) of the Facilities Agreement shall be deemed to be incorporated into this Agreement in full, mutatis mutandis.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS

TO BE ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility office address, fax number and attention details

for notices and account details for payments]

[Increase Lender]

By:

[[Designated Affiliate]

By: ]

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent [and the Issuing Bank]* and the Increase Date is confirmed as [●].

[Agent]

By:

[[Issuing Bank]

By:	][23]

[23]	Only if increase in the Total Commitments.

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TECHNIP EUROCASH SNC, as an Original Borrower

By:	/s/ Agnes Brault
Name:	Agnes Brault
Title:	Duly authorised

FMC TECHNOLOGIES, INC. as an Original Borrower and an Original Guarantor

By:	/s/ Jay A. Nutt
Name:	Jay A. Nutt
Title:	Vice President, Controller and Treasurer

[Signature Page to Facility Agreement]

JPMORGAN CHASE BANK, N.A., as an Original Lender, an Issuing Bank and an Original Swingline Lender

By:	/s/ Arina Mavilian
Name:	Arina Mavilian
Title:	Authorized Signer

[Signature Page to Facility Agreement]

SOCIÉTÉ GÉNÉRALE, as an Original Lender, an Issuing Bank and an Original Swingline Lender

By:	/s/ Diego Medina
Name:	Diego Medina
Title:	Director

[Signature Page to Facility Agreement]

BANK OF AMERICA, N.A., as an Original Lender and an Issuing Bank

By:	/s/ Raza Jafferi
Name:	Raza Jafferi
Title:	Vice President

[Signature Page to Facility Agreement]

BNP PARIBAS, as an Original Lender and an Issuing Bank

By:	/s/ Pierre Semeria
Name:	Pierre Semeria
Title:	Head of IC Loans

BNP PARIBAS, as an Original Lender and an Issuing Bank

By:	/s/ Jacques-Olivier Dumas
Name:	Jacques-Olivier Dumas
Title:	Global Relationship Manager

[Signature Page to Facility Agreement]

CRÉDIT AGRICOLE CIB, as an Original Lender and an Issuing Bank

By:	/s/ Jerome Bernard
Name:	Jerome Bernard
Title:	Head Large French Clients

CRÉDIT AGRICOLE CIB, as an Original Lender and an Issuing Bank

By:	/s/ Anne-Claire Blot
Name:	Anne-Claire Blot
Title:	Associate

[Signature Page to Facility Agreement]

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, PARIS BRANCH, as an Original Lender and an Issuing Bank

By:	/s/ Gilles Mouterde
Name:	Gilles Mouterde
Title:	Deputy General Manager

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, PARIS BRANCH, as an Original Lender and an Issuing Bank

By:	/s/ Mathilde Loup-Christophe
Name:	Mathilde Loup-Christophe
Title:	Assistant General Manager

[Signature Page to Facility Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as an Original Lender and an Issuing Bank

By:	/s/ Fumito Kobayashi
Name:	Fumito Kobayashi
Title:	General Manager

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as an Original Lender and an Issuing Bank

By:	/s/ Kevin Sparks
Name:	Kevin Sparks
Title:	Director

[Signature Page to Facility Agreement]

WELLS FARGO BANK INTERNATIONAL UC, as an Original Lender and an Issuing Bank

By:	/s/ Muiris O’Dwyer
Name:	Muiris O’Dwyer
Title:	Chief Administrative Officer

[Signature Page to Facility Agreement]

BARCLAYS BANK PLC, as an Original Lender

By:	/s/ Ioana Bozan
Name:	Ioana Bozan
Title:	VP, Debt Finance

[Signature Page to Facility Agreement]

CITIBANK EUROPE PLC, as an Original Lender

By:	/s/ Richard Basham
Name:	Richard Basham
Title:	Managing Director

[Signature Page to Facility Agreement]

DEUTSCHE BANK LUXEMBOURG S.A., as an Original Lender

By:	/s/ A. Breyer-Simski
Name:	A. Breyer-Simski
Title:	Assistant Vice President

DEUTSCHE BANK LUXEMBOURG S.A., as an Original Lender

By:	/s/ Franz-Josef Ewerhardy
Name:	Franz-Josef Ewerhardy
Title:	Assistant Vice President

[Signature Page to Facility Agreement]

HSBC FRANCE, as an Original Lender

By:	/s/ David Nicolas
Name:	David Nicolas
Title:	Managing Director

HSBC FRANCE, as an Original Lender

By:	/s/ Alexandre Girod
Name:	Alexandre Girod
Title:	Managing Director

[Signature Page to Facility Agreement]

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as an Original Lender

By:	/s/ Penny Neville-Park
Name:	Penny Neville-Park
Title:	Authorized Signatory

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as an Original Lender

By:	/s/ Alison Butt
Name:	Alison Butt
Title:	Authorized Signatory

[Signature Page to Facility Agreement]

STANDARD CHARTERED BANK, as an Original Lender

By:	/s/ Vivek Sinha
Name:	Vivek Sinha
Title:	Executive Director, Loan Syndications Standard Chartered Bank

[Signature Page to Facility Agreement]

BANCO SANTANDER, S.A, as an Original Lender

By:	/s/ Federico Robin
Name:	Federico Robin
Title:	Executive Director

BANCO SANTANDER, S.A, as an Original Lender

By:	/s/ Isabel Pastor
Name:	Isabel Pastor
Title:	Vice President

[Signature Page to Facility Agreement]

CREDIT INDUSTRIEL ET COMMERICAL, as an Original Lender

By:	/s/ Franck Philippe
Name:	Franck Philippe
Title:	Associate Director Corporate Finance

CREDIT INDUSTRIEL ET COMMERICAL, as an Original Lender

By:	/s/ Brigitte Chevallier
Name:	Brigitte Chevallier
Title:	Associate Director Corporate Finance

[Signature Page to Facility Agreement]

THE NORTHERN TRUST COMPANY, as an Original Lender

By:	/s/ Keith L. Burson
Name:	Keith L. Burson
Title:	Senior Vice President

[Signature Page to Facility Agreement]

JPMORGAN CHASE BANK, N.A., as Agent

By:	/s/ Arina Mavilian
Name:	Arina Mavilian
Title:	Authorized Signer

[Signature Page to Facility Agreement]

SG AMERICAS SECURITIES, LLC, as Syndication Agent

By:	/s/ Jean-Claude Luu van Lang
Name:	Jean-Claude Luu van Lang
Title:	Managing Director

[Signature Page to Facility Agreement]

ACKNOWLEDGED BY:

TECHNIP S.A.

By:	/s/ John Mark Freeman
Name:	John Mark Freeman
Title:	Group General Counsel

[Signature Page to Facility Agreement]